UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No._ )

Filed by the Registrant:	X
____

Filed by a Party other than the Registrant:

____

Check the appropriate box:

Preliminary Proxy Statement

_______

_______	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

X

_______	Definitive Proxy Statement

_______

Definitive Additional Materials

_______

Soliciting Material Pursuant to §240.14a-12

_______

Navistar International Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

X	No fee required.

_______

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

_______
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

_______ _______
_______

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

NAVISTAR INTERNATIONAL CORPORATION

4201 WINFIELD ROAD

P.O. BOX 1488

WARRENVILLE, ILLINOIS 60555

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

FRIDAY, SEPTEMBER 5, 2008

10:00 A.M. – CENTRAL DAYLIGHT TIME

HYATT LISLE HOTEL

1400 CORPORETUM DRIVE

LISLE, ILLINOIS 60532

July 30, 2008

To our stockholders:

On behalf of the board of directors of Navistar International Corporation, you are cordially invited to attend our combined 2006, 2007 and 2008 annual meeting of stockholders to:

•  Elect as directors the nominees named in the attached proxy statement;

•  Ratify the selection of our Independent Registered Public Accounting Firm; and

•  Conduct any other business properly brought before the meeting.

You must have an admission ticket to attend. Procedures for requesting an admission ticket are detailed on page 49 of this proxy statement. Attendance and voting is limited to stockholders of record at the close of business on July 22, 2008.

By Order of the Board of Directors,

Curt A. Kramer Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDERS MEETING TO BE HELD ON SEPTEMBER 5, 2008:

THE ANNUAL REPORT AND PROXY STATEMENT ARE AVAILABLE AT

HTTP://IR.NAVISTAR.COM/ANNUALPROXY.CFM

Page i

PART ONE - ATTENDANCE AND VOTING MATTERS

FREQUENTLY ASKED QUESTIONS REGARDING ATTENDANCE AND VOTING

Q:  Why am I receiving this proxy statement?

A:   You are receiving this proxy statement because the board of directors (the “board”) of Navistar International Corporation (“Navistar” or the “company”) is soliciting your proxy to vote your shares at our combined 2006, 2007 and 2008 annual meeting of stockholders (the “annual meeting”). This proxy statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission (“SEC”) and is designed to assist you in voting your shares.

Q:  Why is Navistar holding a combined 2006, 2007 and 2008 annual meeting of stockholders?

A:   Due to the need to restate our consolidated financial statements for the fiscal years ended October 31, 2003 and 2004 and the first three quarters of the fiscal year ended October 31, 2005, and the resulting delay in completing our consolidated financial statements for the years ended October 31, 2005, 2006 and 2007 and related auditors reports thereon, we had to postpone our 2006, 2007 and 2008 annual meeting of stockholders. Accordingly, the meeting for which this solicitation is being made has been called as a combined 2006, 2007 and 2008 annual meeting of stockholders.

Q:  What is the purpose of the annual meeting?

A:   The purpose of the annual meeting is to have stockholders act upon the matters outlined in the notice of annual meeting and this proxy statement, which include the election of the nominees named in this proxy statement as directors and ratification of Navistar’s independent registered public accounting firm. In addition, management may report on the performance of Navistar and respond to questions from stockholders.

Q:  Who can attend the annual meeting of stockholders?

A:   Anyone wishing to attend the annual meeting must have an admission ticket issued in his or her name. Admission is limited to:

• stockholders of record on July 22, 2008, or

• a stockholder’s authorized proxy holder or representative.

You must provide evidence of your ownership of shares with your ticket request. The specific requirements for obtaining an admission ticket are specified in the “Admission & Ticket Request Procedure” on page 49.

Q: What is the difference between a stockholder of record and stock held in “street name”?

A:   A stockholder of record or registered stockholder is a stockholder whose ownership of Navistar stock is reflected directly on the books and records of our transfer agent, Mellon Investor Services (the “transfer agent”). If you hold stock through a bank, broker or other intermediary, you hold your shares in “street name” and are not a stockholder of record. For shares held in a street position, the record owner of the shares is your bank, broker or other intermediary. Navistar only has access to ownership records for the registered shares so, if you are not a registered stockholder, for purpose of requesting a ticket to attend our annual meeting, the company needs additional documentation to evidence your stock ownership as of the record date, such as, a copy of your brokerage account statement, a letter from your broker, bank or other nominee or a copy of your voting instruction card.

Q:  When is the record date and who is entitled to vote?

A:   The board set July 22, 2008 as the record date for the annual meeting. Holders of Navistar common stock on that date are entitled to one vote per share. As of July 22, 2008, there were approximately 71,178,614 million shares of Navistar common stock outstanding. If you are a participant in any of the company’s 401(k) or retirement savings plans, your proxy card will represent the number of shares allocated to your account under the plan and will serve as a direction to the plan’s trustee as to how the shares in your account are to be voted.

A list of all registered holders will be available for examination by stockholders during normal business hours at 4201 Winfield Road, Warrenville, Illinois 60555 at least ten days prior to the annual meeting and will also be available for examination at the annual meeting.

Q:  How do I vote?

A:   You may vote by any of the following methods:

• in person –	stockholders who obtain an admission ticket (following the specified procedure) and attend the meeting will receive a ballot for voting

 • by mail – use the proxy and/or voting instruction card provided

 • by phone or via the Internet – follow the instructions on the enclosed proxy and/or voting instruction card.

If you vote by phone or via the Internet, please have your proxy and/or voting instruction card available. The control number appearing on your card is necessary to process your vote. A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned the card by mail.

Q: How can I authorize someone else to vote for me?

A:  If you want to authorize someone other than the individual(s) named on the proxy card to vote for you:

• cross out the individual(s) named and insert the name of the individual you are authorizing to vote; or

• provide a written authorization to the individual you are authorizing to vote along with your proxy card.

For holders in street name: You should contact your broker to obtain documentation with authorization to attend or vote at the annual meeting.

To obtain an admission ticket for your authorized proxy representative, see the requirements specified in the “Admission & Ticket Request Procedure” on page 49.

Q: How can I change or revoke my proxy?

A:  For stockholders of record: You may change or revoke your proxy at any time before it is exercised by (i) submitting a written notice of revocation with Navistar c/o the Corporate Secretary at 4201 Winfield Road, P.O. Box 1488, Warrenville, IL 60555, (ii) providing a later dated proxy, (iii) voting by telephone or Internet at a later time or (iv) attending the annual meeting and voting in person. For all methods of voting, the last vote cast will supersede all previous votes.

For holders in street name: You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker.

Q: Is my vote confidential?

A:  Yes. Proxy cards, ballots and voting tabulations that identify stockholders are kept confidential. There are exceptions for contested proxy solicitations or when necessary to meet legal requirements. Broadridge Financial Solutions, Inc., the independent proxy tabulator used by Navistar, counts the votes and acts as the inspector of election for the meeting.

Q:  Will my shares be voted if I do not provide my proxy?

A:   If your shares are held in street name, your shares may be voted even if you do not provide the brokerage firm with voting instructions. Under New York Stock Exchange (“NYSE”) rules, your broker may vote shares held in street name on certain “routine” matters.

NYSE rules consider the election of directors and the ratification of the selection of independent auditors to be routine matters. As a result, your broker is permitted to vote your shares on those matters at its discretion without instruction from you. When a proposal is not a routine matter and the beneficial owner of the shares has not provided voting instructions to the brokerage firm with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote.

Q:  What is the quorum for the meeting?

A:   Under Navistar’s bylaws, holders of at least one-third of the shares of Navistar common stock outstanding must be present in person or represented by proxy in order to constitute a quorum. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum.

Q:  What vote is necessary for action to be taken on proposals?

A:   Directors are elected by a plurality vote of the shares present at the meeting, meaning that the director nominees with the most affirmative votes are elected to fill the available seats. As outlined in our Corporate Governance Guidelines, any director who receives more “withheld” votes than “for” votes in an uncontested election is required to tender his or her resignation to the Nominating and Governance Committee for consideration and recommendation to the board. All other actions require an affirmative vote of the majority of shares present or represented at the meeting. Abstentions and broker non-votes have the effect of a vote against matters other than director elections and ratification of the selection of independent auditors, which are considered routine matters as discussed above.

Votes submitted by mail, telephone or Internet will be voted by the individuals named on the card (or the individual properly authorized) in the manner indicated. If you do not specify how you want your shares voted, they will be voted in accordance with management’s recommendations. If you hold shares in more than one account, you must vote each proxy and/or voting instruction card you receive to ensure that all shares you own are voted.

Q:  What is householding?

A:   If you and other residents at your mailing address own shares of Navistar common stock in street name, your broker or bank may have notified you that your household will receive only one annual report and proxy statement for each corporation in which you hold stock through that broker or bank. In this practice known as “householding,” you were deemed to have consented to that process. Householding benefits both you and the company because it reduces the volume of duplicate information received at your household and helps the company to reduce expenses. Accordingly, the company and your broker or bank will send one copy of our annual report and proxy statement to your address. Each stockholder will continue to receive a separate proxy card or voting instruction card. We will promptly deliver an additional copy of either document to you if you call or write us at the following address or phone number: Investor Relations, Navistar International Corporation, 4201 Winfield Road, P.O. Box 1488, Warrenville, Illinois 60555, (630) 753-2143.

Q:  What does it mean if I receive more than one proxy card?

A:   Whenever possible, registered shares and plan shares for multiple accounts with the same registration will be combined into the same card. Shares with different registrations cannot be combined and as a result, the stockholder may receive more than one proxy card. For example, registered shares held individually by John Doe will not be combined on the same proxy card as registered shares held jointly by John Doe and his wife.

Street shares are not combined with registered or plan shares and may result in the stockholder receiving more than one proxy card. For example, street shares held by a broker for John Doe will not be combined with registered shares for John Doe.

If you hold shares in more than one account, you must vote each proxy and/or voting instruction card you receive to ensure that all shares you own are voted. If you receive more than one card for accounts that you believe could be combined because the registration is the same, contact our stock transfer agent (for registered shares) or your broker (for street shares) to request that the accounts be combined for future mailings.

Q:  Who pays for the solicitation of proxies?

A:   Navistar pays the cost of soliciting proxies. This solicitation is being made by mail, but also may be made by telephone, e-mail or in person. We have hired MacKenzie Partners, Inc. to assist in the solicitation of proxies. MacKenzie Partners’ fees are estimated to be $12,500, plus out-of-pocket expenses, to assist in the solicitation. Proxies may also be solicited by our directors, officers and employees who will not be additionally compensated for those activities. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes.

Q:  When are stockholder proposals or nominations due for the 2009 annual meeting?

A:   Our annual meeting of stockholders is typically held on the third Tuesday in February. Accordingly, we expect to hold our 2009 annual meeting of stockholders on or around February 17, 2009. Under the rules of the SEC, we must receive any stockholder proposals to be included in our proxy statement for the 2009 annual meeting of stockholders by September 20, 2008, which we believe is a reasonable time before we plan to begin to print and mail our proxy materials.

To otherwise seek to present a proposal at an annual meeting of stockholders or nominate directors, under our bylaws notice must be given not more than 180 days and not less than 120 days in advance of the meeting. If, however, the date of the annual meeting of stockholders is advanced or delayed by more than 30 days from the date of the preceding year’s annual meeting, notice of the matter must be provided not later than the close of business on the later of (i) the 120th day prior to the annual meeting or (ii) the 10th day following the day on which public announcement of such meeting is made. Therefore, advance notice of any nominations for directors and any other proposals sought to be presented at the 2009 annual meeting of stockholders must be received by October 20, 2008. All stockholder proposals and director nominations must be in accordance with our bylaws and delivered to Navistar by mail c/o the Corporate Secretary at 4201 Winfield Road, P.O. Box 1488, Warrenville, Illinois 60555.

Q:  Are there any matters to be voted on at the meeting that are not included in the proxy?

A:   We do not know of any matters to be acted upon at the annual meeting other than those discussed in this proxy statement. If any other matter is presented, proxy holders will vote on the matter in their discretion.

Q:  May stockholders ask questions at the annual meeting?

A:  Yes. During the annual meeting, stockholders may ask questions or make remarks directly related to the matters being voted on. In order to ensure an orderly meeting, we ask that stockholders direct questions and comments to the Chairman. In order to provide the opportunity to every stockholder who wishes to speak, each stockholder’s remarks will be limited to two minutes. Stockholders may speak a second time only after all other stockholders who wish to speak have had their turn.

PART TWO – PROPOSALS AND CORPORATE GOVERNANCE INFORMATION

CORPORATE GOVERNANCE GUIDELINES

Our board has adopted Corporate Governance Guidelines, which is available on the Investor Relations section of our website at http:/ / ir.navistar.com (click on “Corporate Governance” and then “Governance Documents”) and is available in print upon written request to Navistar c/o the Corporate Secretary at 4201 Winfield Road, P.O. Box 1488, Warrenville, IL 60555. These guidelines reflect the board’s commitment to oversee the effectiveness of policy and decision-making both at the board and management level, with a view to enhancing stockholder value over the long term.

BOARD OF DIRECTORS

☑  PROPOSAL 1 - ELECTION OF DIRECTORS

Our board consists of 11 directors. One director is appointed by the United Automobiles, Aerospace and Agricultural Implement Workers of America (the “UAW”) and is not part of our classified board. The remaining 10 directors are divided into three classes for purposes of election (i.e., Class I, Class II and Class III). Each of Class I and Class II has three directors and Class III has four directors. Currently, all members of our classified board are up for election at the annual meeting. The nominees were evaluated and recommended by the Nominating and Governance Committee in accordance with the process for nominating directors as found on page 13 of this proxy statement. If elected, each director will hold office for the term expiring as set forth next to his or her class, or until their earlier death, resignation or retirement.

If a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the board or, as an alternative, the board may reduce the number of directors to be elected at the meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES PRESENTED IN PROPOSAL 1.

Class I Directors Whose Term Expires at the 2009 Annual Meeting

Y. Marc Belton,* 49, Director since 1999. He is Executive Vice President, Worldwide Health, Brand and New Business Development of General Mills, Inc. since 2005. General Mills, Inc. is engaged in manufacturing and marketing of consumer food products. Prior to his present position he was Senior Vice President of Yoplait USA, General Mills Canada Corporation and New Business Development from 2002 to 2005 and was President of the “Big G” Cereal Division from 1999 to 2002. From 1997 to 1999 he was President of the New Ventures Division. From 1994 to 1997 he was President, Snacks Division. He was named a Vice President of General Mills in 1991. He serves on the Board of Directors of the Guthrie Theater and is Vice Chair of the Board of Trustees of Northwestern College. He is also a member of The Executive Leadership Council. Committees: Audit and Finance.

Dr. Abbie J. Griffin,* 53, Director since 1998. She is the Royal L. Garff Presidential Chair in Marketing at the David Eccles School of Business at the University of Utah since July 2006. Prior to her present position she was a Professor of Business Administration at the University of Illinois, Urbana-Champaign since 1997 and was Associate Professor of Marketing and Production Management from 1993 to 1997 at the University of Chicago, Graduate School of Business. Committees: Audit and Finance.

Terry M. Endsley, 53, Director since 2008. He is Executive Vice President and Chief Financial Officer of Navistar since June 2008. He is also a director and Executive Vice President and Chief Financial Officer of Navistar, Inc. since June 2008. Prior to these positions he served as Senior Vice President and Treasurer of Navistar since 2006 and Vice President and Treasurer of Navistar since 2003. Mr. Endsley also served as Senior Vice President and Treasurer of Navistar, Inc. since 2006 and Vice President and Treasurer of Navistar, Inc. since 2003. Prior to that, Mr. Endsley served as Assistant Treasurer of Navistar from 1997 to 2003 and as Assistant Treasurer of Navistar, Inc. from 1997 to 2003.

Class II Directors Whose Term Expires at the 2010 Annual Meeting

Eugenio Clariond,* 64, Director since 2002. He retired as Chairman of the Board of Directors and Chief Executive Officer of Group IMSA, S.A., a producer of steel processed products, steel and plastic construction products and aluminum and other related products, in 2006. He served as Chief Executive Officer from 1985 through 2006 and as Chairman from 2003 through 2006. He is a director of Group Financier Banorte, S.A., Group Industrial Sattillo, S.A., Mexichem S.A., the Mexico Fund, Inc. and Johnson Controls, Inc. He is also Chairman of the Mexican Fund for Nature Conservancy and President of the USA-Mexico Business Council. Committees: Compensation and Finance.

David D. Harrison,* 61, Director since 2007. He served as Executive Vice President and Chief Financial Officer of Pentair, Inc., a $3 billion global manufacturing company, with more than 15,000 employees, from 2000 until his retirement in February 2007. Prior to joining Pentair, he held several executive positions with General Electric Co. and Borg Warner Corp., including positions in Europe and Canada. Mr. Harrison is currently managing partner of HCI, Inc., a real estate investment firm and a director of National Oilwell Varco, Inc., a leading global manufacturer of oil well drilling equipment. Committees: Audit and Finance.

Steven J. Klinger,* 49, Director since 2008. He is President and Chief Operating Officer, Smurfit-Stone Container Corporation since 2006. Prior to this position, he served as Executive Vice President, Packaging, Pulp & Global Procurement at Georgia-Pacific Corporation from 2003 to 2006 and President of Packaging, Georgia-Pacific from 2000 to 2002. Prior to 2000, he held numerous other positions within Georgia-Pacific. Committee: Compensation.

Class III Directors Whose Term Expires at the 2011 Annual Meeting

James H. Keyes,* 67, Director since 2002. He retired as Chairman of the Board of Johnson Controls, Inc., an automotive system and facility management and control company, in 2003, a position he had held since 1993. He served as Chief Executive Officer of Johnson Controls, Inc. from 1988 until 2002. He is a director of Pitney Bowes, Inc. and on the Board of Trustees of Fidelity Mutual Funds. Committees: Audit (Chair), Compensation, Nominating and Governance and Executive.

John D. Correnti,* 61, Director since 1994. He is Chairman and Chief Executive Officer of SteelCorr, LLC, a steel mill operational and development company. Prior to his present position he was President and Chief Executive Officer of SeverCorr, LLC, a manufacturer of high quality flat-rolled steel products, from 2005 until 2008 and Chairman of the Board of Directors and Chief Executive Officer of Birmingham Steel Corporation, a manufacturer of steel and steel products, from 1999 to 2002. On June 3, 2002, Birmingham Steel Corporation filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Correnti served as Chief Executive Officer, President and Vice Chairman of Nucor Company, a mini mill manufacturer of steel products, from 1996 to 1999, and as its President and Chief Operating Officer and as a director from 1991 to 1996. He is a director of Corrections Corporation of America. Committees: Audit, Nominating and Governance and Compensation (Chair).

Michael N. Hammes,* 66, Director since 1996. He served as Chairman and Chief Executive Officer of Sunrise Medical Inc., which designs, manufacturers and markets home medical equipment worldwide, from 2000 until his retirement as CEO in 2007 and as Chairman in 2008. He was Chairman and Chief Executive Officer of the Guide Corporation, an automotive lighting business, from 1998 to 2000. He was also Chairman and Chief Executive Officer of The Coleman Company, Inc., a manufacturer and distributor of camping and outdoor recreational products and hardware/home products, from 1993 to 1997. He is a director of James Hardie, a world leader in fibre cement technology. Committees: Compensation, Finance (Chair), Nominating and Governance (Chair) and Executive. He is also Lead Director of the company since December 2007.

Daniel C. Ustian, 58, Director since 2002. He is President and Chief Executive Officer of Navistar since 2003 and Chairman of the Board of Directors of Navistar since 2004. He is also Chairman of Navistar, Inc. since 2004 and President and Chief Executive Officer of Navistar, Inc. since 2003 and a director since 2002. Prior to his present positions, he was President and Chief Operating Officer, from 2002 to 2003, and President of the Engine Group of Navistar, Inc. from 1999 to 2002, and he served as Group Vice President and General Manager of Engine & Foundry from 1993 to 1999. He is a director of Monaco Coach Corporation and a member of the Business Roundtable, Society of Automotive Engineers and the American Foundry Association and participates in the Electrical Council for the Economy. Committee: Executive.

Additional Director Who Is Not Elected by Stockholders

Dennis D. Williams,* ** 55, Director since 2006. The UAW as a director of UAW Region 4 employs Mr. Williams, a position he has held since 2001. Prior to this position, Mr. Williams served as Assistant Director of Region 4 since 1995. Prior to joining the UAW, Mr. Williams was employed by Case Company from 1977 to 1988. Mr. Williams also served for four years in the United States Marine Corps. Committee: Finance.

*	Indicates each director deemed independent in accordance Section 303A of the NYSE Listed Company Manual Corporate Governance Standards.

**

In July 1993, we restructured our post-retirement health care and life insurance benefits pursuant to a settlement agreement, which required, among other things, the addition of a seat on our board. The director’s seat is filled by a person appointed by the UAW. This director is not part of our classified board and is not elected by stockholders at the annual meeting. Mr. Williams was elected as a director in June 2006 to fill the seat previously held by David McAllister, the former UAW director who held this position from 2001 until his removal by the UAW in June 2006.

EXECUTIVE OFFICERS OF NAVISTAR

The following selected information for each of our current executive officers (as defined by regulations of the SEC) was prepared as of July 24, 2008.

John J. Allen, 50, President of the Engine Group of Navistar, Inc. since 2004. Prior to this Mr. Allen served as Vice President and General Manager of the Parts Group of Navistar, Inc. from 2002 to 2004. Mr. Allen served as Vice President and General Manager of the Blue Diamond Truck Company, a Navistar, Inc. and Ford Motor Company Joint Venture that manufactures medium commercial trucks, from 2001 to 2002; and Assistant General Manager of Navistar, Inc.’s Heavy Vehicle Center from 1997 to 2001.

William A. Caton, 57, Chief Risk Officer of Navistar since June 2008. He is also Chief Risk Officer of Navistar, Inc. since June 2008. Prior to these positions he served as a director and Executive Vice President and Chief Financial Officer of Navistar from September 2006 to June 2008. He was also Executive Vice President and Chief Financial Officer of Navistar, Inc. from September 2006 to June 2008 and a director from March 2006 to June 2008 and Executive Vice President and Vice President, Finance of Navistar from October 2005 to September 2006. Prior to this he was employed by various subsidiaries of Dover Corporation from 1989 to 2005, most recently serving as Vice President and Chief Financial Officer of Dover Diversified, Inc., a diversified manufacturing company with over 7,000 employees, from 2002 to 2005; Chief Financial Officer of Waukesha Bearings, a leading supplier of fluid film and active magnetic bearings for turbo machinery, from 2001 to 2002; and Executive Vice President of DovaTech, Ltd., a manufacturer of welding equipment from 2000 to 2001.

Phyllis E. Cochran, 56, Senior Vice President and General Manager of the Parts Group of Navistar, Inc. since March 2007. Prior to this, Ms. Cochran served as Vice President and General Manager of the Parts Group of Navistar, Inc. from 2004 to 2007. Ms. Cochran was also Chief Executive Officer and General Manager of Navistar Financial Corporation from 2003 to 2004. Ms. Cochran was Executive Vice President and General Manager of Navistar Financial Corporation from 2002 to 2003. Ms. Cochran also served as Vice President of Operations for Navistar Financial Corporation from 2000 to 2002; and Vice President and Controller for Navistar Financial Corporation from 1994 to 2000. She is a director of The Mosaic Company, a world leading producer and marketer of concentrated phosphate and potash crop nutrients.

Steven K. Covey, 56, Senior Vice President and General Counsel of Navistar since 2004 and Chief Ethics Officer since February 2008. Mr. Covey also is Senior Vice President and General Counsel of Navistar, Inc. since 2004 and Chief Ethics Officer since February 2008. Prior to this Mr. Covey served as Deputy General Counsel of Navistar, Inc. from April 2004 to September 2004 and as Vice President and General Counsel of Navistar Financial Corporation from 2000 to 2004. Mr. Covey also served as Corporate Secretary for Navistar from 1990 to 2000; and Associate General Counsel of Navistar, Inc. from 1992 to 2000.

Gregory W. Elliott, 47, Senior Vice President, Corporate Human Resources and Administration of Navistar, Inc. since June 2008. Prior to this, Mr. Elliott served as Vice President, Corporate Human Resources and Administration of Navistar, Inc. from 2004 to June 2008 and as Vice President, Corporate Communications of Navistar, Inc., from 2000 to 2004. Prior to Navistar, Inc., Mr. Elliott served as Director of Executive Communications of General Motors Corporation from 1997 to 1999.

Terry M. Endsley, 53, Executive Vice President, Chief Financial Officer and a member of the Board of Directors of Navistar since June 2008. He is also a director and Executive Vice President and Chief Financial Officer of Navistar, Inc. since June 2008. Prior to these positions he served as Senior Vice President and Treasurer of Navistar since 2006 and Vice President and Treasurer of Navistar since 2003. Mr. Endsley also served as Senior Vice President and Treasurer of Navistar, Inc. since 2006 and Vice President and Treasurer of Navistar, Inc. since 2003. Prior to that, Mr. Endsley served as Assistant Treasurer of Navistar from 1997 to 2003 and as Assistant Treasurer of Navistar, Inc. from 1997 to 2003.

D.T. (Dee) Kapur, 55, President of the Truck Group of Navistar, Inc. since 2003. Prior to Navistar, Inc., Mr. Kapur was employed by Ford Motor Company, a leading worldwide automobile manufacturer, from 1976 to 2003, most recently serving as Executive Director of North American Business Revitalization, Value Engineering from 2002 to 2003; Executive Director of Ford Outfitters, North American Truck, from 2001 to 2002; and Vehicle Line Director, Full Size Pick-ups and Utilities from 1997 to 2001.

Curt A. Kramer, 40, Corporate Secretary of Navistar since December 2007. Mr. Kramer also is Associate General Counsel and Corporate Secretary of Navistar, Inc. since November 2007. Prior to this, Mr. Kramer served as General Attorney of Navistar, Inc. from April 2007 to October 2007, Senior Counsel of Navistar, Inc. from 2004 to 2007, Senior Attorney of Navistar, Inc. from 2003 to 2004 and Attorney of Navistar, Inc. from 2002 to 2003. Prior to joining Navistar, Inc. Mr. Kramer was in private practice.

James M. Moran, 42, Vice President and Treasurer of Navistar since June 2008. Mr. Moran is also Vice President and Treasurer of Navistar, Inc. since June 2008. Prior to this, Mr. Moran served as Vice President and Assistant Treasurer of Navistar and Navistar, Inc. from June 2007 to June 2008 and Director of Navistar, Inc. from July 2005 to June 2007. Prior to joining Navistar, Mr. Moran served as Vice President and Treasurer of R.R. Donnelley & Sons Company from 2003 to 2004 and Assistant Treasurer of R.R. Donnelley & Sons Company from 2002 to 2003. Prior to this, Mr. Moran held various positions in corporate finance, strategic planning and credit and collections at R.R. Donnelley & Sons Company.

Pamela J. Turbeville, 57, Senior Vice President and Chief Executive Officer of Navistar Financial Corporation since 2004. Prior to this, Ms. Turbeville served as Senior Vice President, Human Resources and Administration, of Navistar, Inc. from 1998 to 2004.

Daniel C. Ustian, 58, President and Chief Executive Officer of Navistar since 2003 and Chairman of the Board of Directors of Navistar since 2004. He is also Chairman of Navistar, Inc. since 2004 and President and Chief Executive Officer of Navistar, Inc. since 2003 and a director since 2002. Prior to his present positions, he was President and Chief Operating Officer from 2002 to 2003, and President of the Engine Group of Navistar, Inc. from 1999 to 2002, and he served as Group Vice President and General Manager of Engine & Foundry from 1993 to 1999. He is a director of Monaco Coach Corporation and a member of the Business Roundtable, Society of Automotive Engineers and the American Foundry Association and participates in the Electrical Council for the Economy.

John P. Waldron, 44, Vice President and Controller (Principal Accounting Officer) of Navistar since September 2006. Prior to this, Mr. Waldron was employed from 2005 to 2006 as Vice President, Assistant Corporate Controller of R.R. Donnelley & Sons Company, an international provider of print and print related services. Prior to this position, Mr. Waldron was employed from 1999 to 2005 as Corporate Controller of Follett Corporation, a provider of education-related products and services.

Robert J. Perna had served as Corporate Secretary of Navistar from 2001 through October 12, 2007. Mr. Perna was also Associate General Counsel of Navistar, Inc. from 2006 through October 12, 2007. Prior to these positions, Mr. Perna was General Attorney of Navistar, Inc. since 2001, Corporate Secretary of Navistar, Inc. since 2004, Associate General Counsel, General Electric Railcar Services Corporation, a leading services provider to railroads and shippers in North America and Europe, from 2000 to 2001 and Senior Counsel of Navistar, Inc. from 1997 to 2000.

Thomas M. Hough had served as Vice President, Strategic Initiatives of Navistar from 2003 through January 2007, at which time he retired. Mr. Hough was also Vice President, Strategic Initiatives of Navistar, Inc. from 2003 through January 2007. Prior to these positions, Mr. Hough served as Vice President and Treasurer of Navistar and Navistar, Inc. from 1992 to 2003.

RELATED PARTY TRANSACTIONS AND APPROVAL POLICY

We established the Navistar International Corporation Executive Stock Ownership Program in 1997 to more closely align the interests of stockholders and our senior management. Under this program all of our executive officers and certain senior managers are required to purchase and hold a specified amount of our common stock equal to a multiple of his or her annual base salary. Certain executive officers received full-recourse loans for the purchase price of our common stock they purchased through the program. Effective July 30, 2002, we ceased offering to our executive officers loans under this program. The loans extended to our executive officers prior to July 30, 2002, however, remain in effect in accordance with their then existing terms and conditions. These existing loans accrue interest at the applicable federal rate (as determined by Section 1274(d) of the Internal Revenue Code) on the purchase date (or date of refinance) for loans of stated maturity, compounded annually, are unsecured obligations and have a nine-year term.

For current outstanding loans, principal and interest is due at maturity in a balloon payment. The payment of the loan will be accelerated if a participant’s employment is terminated for cause or for certain other reasons prior to, or following, a change of control. The loan may be prepaid at any time at the participant’s option.

The following present and former executive officers of the company have outstanding loans under this program. The table indicates the largest amount of the indebtedness outstanding during 2007, the interest rate charged, and the aggregate outstanding balance as of June 30, 2008. In conjunction with Mr. Lannert’s termination from Navistar, his loan was repaid in full as of November 15, 2007.

Name	Maximum Indebtedness During 2007($)	Aggregate Outstanding Balance as of June 30, 2008($)	Interest Rate (%)

Gregory W. Elliott	120,285	123,203	4.77

Thomas M. Hough	61,483	—	4.77

Robert C. Lannert	1,748,888	—	4.77

Mark T. Schwetschenau	193,978	—	4.77

Daniel C. Ustian	374,210	383,087	4.77

On February 18, 2008, the Nominating and Governance Committee of our board recommended and, on February 19, 2008 our board approved and adopted a new written policy to cover related-person transactions as defined by SEC law. This new Policy and Procedures with Respect to Related Person Transactions governs the review, approval and ratification of transactions involving the company and related persons. Related persons include our executive officers, directors, director nominees, immediate family members of such persons and entities in which one of these persons has a direct or indirect material interest. Under this new policy, prior to entering into any related-person transaction, the General Counsel or Corporate Secretary of Navistar is to be notified of the facts and circumstances of the proposed transaction, including: (i) the related person’s relationship to the company and interest in the transaction; (ii) the material facts of the proposed transaction, including the proposed aggregate value of such transaction or, in the case of indebtedness, the amount of principal that would be involved; (iii) the benefits to the company of the proposed transaction; (iv) if applicable, the availability of other sources of comparable products or services; and (v) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The General Counsel or Corporate Secretary will then assess whether the proposed transaction is a related-person transaction for purposes of the policy and SEC law. If the General Counsel or Corporate Secretary determines that the proposed transaction is a related-person transaction, the proposed transaction is then submitted to the Audit Committee of the board for its consideration. The Audit Committee considers all of the relevant facts and circumstances available, including (if applicable) but not limited to: (i) the benefits to the company; (ii) the impact on a director’s independence, in the event such person is a director; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally. No member of the Audit Committee shall participate in any review, consideration or approval of any related-person transaction with respect to which such member or any of his or her immediate family members is the related person. The Audit Committee approves only those proposed transactions that are in, or are not inconsistent with, the best interests of the company and its stockholders, as determined by the Audit Committee in good faith. In the event that the company becomes aware of a related-person transaction that has not been previously approved or ratified, a similar process shall be undertaken in order to determine if the existing transaction should continue or be terminated and/or if any disciplinary action is appropriate. The General Counsel or Corporate Secretary may also develop, implement and maintain from time to time certain administrative procedures to ensure the effectiveness of this policy.

Prior to the adoption of this new Policy and Procedures with Respect to Related Person Transactions, our Ethical Business Conduct Policy (also referred to as our Code of Ethics Policy), governed the review, approval and ratification procedures of transactions involving the company and related persons. A copy of our Policy and Procedures with Respect to Related Person Transactions and our Ethical Business Conduct Policy is available on the Investor Relations section of our website at http://ir.navistar.com (click on “Corporate Governance” and then “Governance Documents”) and are available free of charge on request of our Corporate Secretary at 4201 Winfield Road, P.O. Box 1488, Warrenville, IL 60555.

Under our Ethical Business Conduct Policy, every director, officer and employee is required to read and follow the Ethical Business Conduct Policy and to notify the law department before entering into any transaction which could create a conflict of interest. Any waiver of this policy or approval of a related-person transaction for our executive officers, directors or director nominees required the approval of the Audit Committee and was disclosed to our stockholders on the Investor Relations section of our website at http://ir.navistar.com (click on “Corporate Governance” and then “Governance Documents”). In approving any related persons transaction for our executive officers, directors or director nominees or greater than 5% owner of our common stock under our Ethical Business Conduct Policy, our Audit Committee considered all relevant factors, including, the commercial reasonableness of the transaction, the related person’s direct or indirect interest in the transactions, whether the transaction involved an actual or the appearance of a conflict of interest, the impact of the transaction on a director’s independence or judgment, the overall fairness of the transaction to the company and alternatives to entering into the transaction. Under our Ethical Business Conduct Policy, the Audit Committee only approved a related person transaction if it determined the transaction to be in good faith and in the best interests of the company and its stockholders.

For fiscal year 2007 and to the date of this proxy statement, our Audit Committee approved three waivers of our Ethical Business Conduct Policy and approved three related person transactions. The first waiver is with respect to our Chairman, Chief Executive Officer and President, Daniel C. Ustian, in regards to his membership on the Board of Directors of Monaco Coach Corporation, a joint venture partner of ours. The second waiver is with respect to one of our directors, James H. Keyes, in regards to his son’s employment as a less than a 10% limited partner of Accenture, a service provider of Navistar. Neither of these waivers has been determined to be a related person transaction under SEC law but were waivers granted under our Ethical Business Conduct Policy. The third waiver is with respect to our Chairman, Chief Executive Officer and President, Daniel C. Ustian, in regards to his brother’s employment by OmniSource Corporation, a scrap metal recycling company. OmniSource sells to and purchases from one of our subsidiaries scrap metals and in fiscal 2007 the value of these transactions was approximately $27.5 million. Mr. Daniel C. Ustian did not participate in the solicitation or provision of these services, nor did he receive any direct or indirect material benefit from that relationship. This waiver covered a waiver of our Ethical Business Conduct Policy and the approval of a related person transaction under our Ethical Business Conduct Policy. The fourth matter was the ratification by our Audit Committee of a related person transaction under our Policy and Procedures with Respect to Related Person Transactions with respect to Mr. Jack Allen, President of the Engine Group of Navistar, Inc., in regard to his sister’s employment by Marriott International, Inc., a global company providing hotel, resort and convention services. Marriott International, Inc. provided Navistar, Inc. with services in fiscal 2007 with a value in excess of $306,000. Mr. Allen did not participate in the solicitation or provision of these services by Marriott to Navistar, Inc. nor did he receive any direct or indirect material benefit from that relationship. Mr. Allen’s sister did assist in the provision of some of the services Marriott provided to Navistar, Inc. but the amount of her compensation was not related to these services. Because assisting in providing services by Marriott to Navistar, Inc. reflected on her job performance, Mr. Allen’s sister had a direct material interest in the services Marriott provides to Navistar, Inc. but the Audit Committee determined the Navistar/ Marriott relationship is not inconsistent with the best interests of the company and ratified the transaction. The last matter related to United States Trust Company’s retention as an investment manager for certain of our employee benefit plan trusts as more fully described in footnote (D) to the table disclosing more than 5% owners of our common stock on page 18 of this proxy statement. As compensation for its investment manager services, United States Trust Company is paid an aggregate yearly service fee of $250,000.00. The Audit Committee determined that the investment manager service provided by United States Trust Company is not inconsistent with the best interests of the company and ratified the transaction.

DIRECTOR INDEPENDENCE DETERMINATIONS

We believe that a majority of our members of our board should be independent non-employee directors. The only non-independent members of our board are Messrs. Ustian (our Chairman, Chief Executive Officer and President) and Endsley (our Executive Vice President and Chief Financial Officer). Our board has affirmatively determined that each of Messrs. Belton, Clariond, Correnti, Hammes, Harrison, Keyes, Klinger, Williams and Ms. Griffin qualifies as an “independent director” in accordance with the NYSE’s independence requirements and our own internal guidelines for determining director independence and is financially literate. All of the members of our Audit Committee, Compensation Committee, Finance Committee and the Nominating and Governance Committee are independent and financially literate.

Both the NYSE requirements and our own guidelines include a series of objective tests for determining the independence of a director, such as that the director is not an employee of Navistar and has not engaged in various types of commercial or charitable relationships with Navistar. A copy of our existing guidelines for determining director independence, as included in the our Corporate Governance Guidelines, is available on the Investor Relations section of our website at http://ir.navistar.com (click on “Corporate Governance” and then “Governance Documents”) and is available free of charge on request of our Corporate Secretary at 4201 Winfield Road, P.O. Box 1488, Warrenville, IL 60555. Our board has made a determination as to each independent director that no relationship exists which, in the opinion of the board, would interfere with the exercise of the director’s independent judgment in carrying out his or her responsibilities as a director. In making these determinations, our board reviewed and discussed information provided by the directors and Navistar with regard to each director’s business and personal activities as they may relate to Navistar, its management and/or its independent registered public accounting firm. We intend to explain in our public filings the basis for any determination by the board that a relationship is not material if the relationship does not satisfy one of the specific categories of immaterial relations contained in our existing guidelines.

NOMINATING DIRECTORS

If you want to recommend a director candidate, you must do so in accordance with our bylaws that require advance notice to the company and certain other information. If you are interested in recommending a director candidate, you should request a copy of the bylaw provisions by writing to our Corporate Secretary at 4201 Winfield Road, P.O. Box 1488, Warrenville, IL 60555.

The Nominating and Governance Committee identifies nominees for directors from various sources, including suggestions from board members and management, and in the past has used third party consultants to assist in identifying and evaluating potential nominees. The Nominating and Governance Committee will consider persons recommended by the stockholders in the same manner as a committee-recommended nominee. The Nominating and Governance Committee has specified the following minimum qualifications that it believes must be met by a nominee for a position on the board:

•	have the highest personal and professional ethics and integrity and values that are compatible with the company’s values;
•	have had experiences and achievements that have given them the ability to exercise good business judgment;
•	can make significant contributions to the company’s success;
•	are willing to devote the necessary time to the work of the board and its committees which includes being available for the entire time of meetings;
•	can assist and evaluate the company’s management;
•	are involved only in other activities or interests that do not create a conflict with their responsibilities to the company and its stockholders;
•

understand and meet their responsibilities to the company’s stockholders including the duty of care (making informed decisions) and the duty of loyalty (maintaining confidentiality and avoiding conflicts of interest); and

•	have the potential to serve on the board for at least five years.

The Nominating and Governance Committee believes that consideration should also be given to having a diversity of backgrounds, skills, and perspectives among the directors, and that generally directors should not be persons whose primary activity is investment banking, law, accounting, or consulting. In addition, the selection of directors should consider the need to strengthen the board by providing a diversity of persons in terms of their expertise, age, sex, race, education, and other attributes which contribute to the board’s diversity. As outlined in our Corporate Governance Guidelines, any director who receives more “withheld” votes than “for” votes in an uncontested election is required to tender his or her resignation to the Nominating and Governance Committee for consideration and recommendation to the board. The board will publicly disclose its decision.

BOARD MEETINGS, COMMUNICATIONS AND COMMITTEES

The board has documented its governance practices in our Corporate Governance Guidelines. These governance standards embody many of our long-standing practices, policies and procedures, which are the foundation of our commitment to best practices. In October 2007, the board conducted an evaluation of the directors, the committees and the board to determine the effectiveness of the board.

The board has five standing committees: an Audit Committee (the “audit committee”), a Compensation Committee (the “compensation committee”), an Executive Committee (the “executive committee”), a Finance Committee (the “finance committee”) and a Nominating and Governance Committee (the “nominating and governance committee”). Each of the committees, except for the executive committee, is governed by a written charter, copies of which are available on the Investor Relations section of our website at http://ir.navistar.com (click on “Corporate Governance” and then “Governance Documents”) and are available free of charge on request of our Corporate Secretary at 4201 Winfield Road, P.O. Box 1488, Warrenville, IL 60555.

In fiscal year 2007, the full board met 8 times. In addition, the board’s independent directors met 3 times in regularly scheduled executive sessions to evaluate the performance of the board, the performance of the Chief Executive Officer and to discuss corporate strategies. The Chairs of our Audit, Compensation, Nominating and Governance and Finance committees of the board each preside as the chair at meetings or executive sessions of outside directors at which the principal items to be considered are within the scope of the authority of his or her committee. You may communicate with the chair of any of these committees by sending an e-mail to presiding.director@navistar.com or by writing to the Presiding Director c/o the Corporate Secretary, at the address set forth above. In addition, you can contact any of our directors or our board as a group by writing to them c/o the Corporate Secretary at the same address. All communications will be received and processed by the Corporate Secretary in his discretion. Communications that relate to ordinary business matters that are not within the scope of the board’s responsibilities will be forwarded to the appropriate employee within the company. Solicitations, junk email and obviously frivolous or inappropriate communications will not be forwarded. You will receive a written acknowledgement from the Corporate Secretary’s Office upon receipt of your communication.

All of the directors attended 75% or more of all the meetings of the board and the committees on which he or she serves. The company encourages all board members to attend all meetings, including the annual meeting. Seven out of the then eleven directors attended the 2005 annual meeting of stockholders.

Below is a table indicating committee membership and a description of each committee of the board.

Committee Membership[1] (as of July 15, 2008)

	Audit	Compensation	Executive	Finance	Nominating & Governance
Y. Marc Belton	✓			✓
Eugenio Clariond		✓		✓
John D. Correnti	✓	✓			✓
Terry M. Endsley
Dr. Abbie J. Griffin	✓			✓
Michael N. Hammes		✓	✓	✓*	✓*
David D. Harrison	✓			✓
James H. Keyes	✓*	✓	✓		✓
Steven J. Klinger		✓
Daniel C. Ustian			✓*
Dennis D. Williams				✓

1 On April 15, 2008, Southwood J. Morcott retired from the board and each committee he served on.

* Indicates the Chairman of the committee

Audit Committee – The audit committee oversees the company’s financial reporting process on behalf of the board. The audit committee reviewed the fiscal 2007 audit plans of the company’s independent public accountants and internal audit staff, reviewed the audit of the company’s accounts with the independent public accountants and the internal auditors, considered the adequacy of audit scope and reviewed and discussed with the auditors and management the auditors’ reports. The audit committee also reviewed environmental surveys and compliance activities for the company’s facilities and the expense accounts of executive officers and directors. The audit committee also reviews and decides on conflicts of interest and related person transactions that may affect executive officers and directors. The board elected James H. Keyes as the chair of the audit committee in 2003 and in 2008 designated both Mr. Keyes and Mr. David D. Harrison as audit committee financial experts, as defined by applicable law. In fiscal year 2007, the audit committee held 17 meetings. The audit committee conducted an evaluation of its performance in October 2007.

Compensation Committee – The compensation committee makes recommendations to the board with respect to the election and responsibilities of all executive officers and the compensation of executive officers who also are directors of the company, reviews and approves the compensation of the company’s other executive officers, administers the company’s equity compensation plans, furnishes an annual Compensation Committee Report on executive compensation and reviews and discusses the Compensation Discussion & Analysis (“CD&A”) with management and recommends to the board the inclusion of the CD&A in the company’s proxy statement. Upon management’s recommendation, the compensation committee also reviews basic changes to non-represented employees’ base compensation and incentive and benefit plans. Additional information on the roles and responsibilities of the compensation committee is provided in the CD&A on page 22 of this proxy statement. The compensation committee held 8 meetings in fiscal year 2007. The compensation committee conducted an evaluation of its performance in October 2007.

Executive Committee – The executive committee is composed of 3 directors, 2 of whom are independent directors. The executive committee represents the board between meetings for the purpose of consulting with officers, considering matters of importance and either taking action or making recommendations to the board. The executive committee held no meetings in fiscal year 2007.

Finance Committee – The finance committee reviews the company’s financing requirements, custody and management of assets which fund the pension and retirement savings plans of the company’s subsidiaries, procedures by which projections and estimates of cash flow are developed, dividend policy and operating and capital expenditure budgets. The finance committee held 9 meetings in fiscal year 2007. The finance committee conducted an evaluation of its performance in October 2007.

Nominating and Governance Committee – The nominating and governance committee is responsible for the organization of the board, reviewing and making recommendations to the board concerning nominees for election as directors and reviewing and recommending corporate governance practices and policies of the company. In addition, the nominating and governance committee leads the board in its self-evaluation process. The nominating and governance committee held 10 meetings in fiscal year 2007. The nominating and governance committee conducted an evaluation of its performance in October 2007.

CODE OF ETHICS

We adopted an Ethical Business Conduct Policy (also referred to as our Code of Ethics Policy) applicable to all of our directors, officers and employees which establishes the principles, policies and conduct for professional behavior in the workplace. Every director, officer and employee is required to read and follow the Code of Ethics Policy. Any waiver of this policy for executive officers or directors of the company requires the approval of the audit committee and must be promptly disclosed to the company’s stockholders. We intend to disclose on the Investor Relations section of our website (http://ir.navistar.com - click on “Corporate Governance” and then “Governance Documents”) any amendments to, or waivers from, our Code of Ethics that is required to be publicly disclosed under the rules of the SEC.

The audit committee has established procedures for employees, vendors and others interested parties to communicate concerns with respect to our accounting, internal controls or financial reporting to the audit committee, which has responsibility for these matters. Concerns may be reported as follows:

Via the Navistar Business Abuse and Compliance Hotline	Write to the Audit Committee	E-mail the Audit Committee
1 -877-734-2548 or via the Internet at tnwinc.com/webreport/default.asp	Audit Committee c/o Corporate Secretary Navistar International Corporation 4201 Winfield Road P.O. Box 1488 Warrenville, IL 60555	Audit.committee@navistar.com

AUDIT COMMITTEE REPORT

Management of the company has the primary responsibility for the integrity of the accounting, auditing and financial reporting practices of the company. The Independent Registered Public Accounting Firm (the “auditors”) are responsible for performing an independent audit of the company’s consolidated financial statements and internal controls over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board in the United States and issuing a report thereon. The audit committee’s responsibility is to monitor these processes. In this regard, the audit committee meets periodically with management, the internal auditors and the auditors. The audit committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and the authority to retain such outside counsel, experts and other advisors as it determines appropriate to assist it in conducting any such investigations. The audit committee is responsible for selecting and, if appropriate, replacing the current auditors, KPMG LLP.

The audit committee has discussed with the company’s auditors the overall scope and execution of the independent audit and has reviewed and discussed the audited financial statements with management. Discussions about the company’s audited financial statements included the auditors’ judgments not just the acceptability of the accounting principles, but also about the quality, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee also discussed with the auditors other matters required by Statement on Auditing Standards No. 61 Communication with Audit Committees, as amended by SAS No. 90 Audit Committee Communications. The auditors provided to the audit committee the written disclosures required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees, and the audit committee discussed the auditors’ independence with management and the auditors. The audit committee concluded that the auditors’ independence had not been impaired.

Based on the above-mentioned review and discussions with management and KPMG LLP, and subject to the limitations on the roles and responsibilities of the audit committee referred to above and in the audit committee’s written charter, the audit committee recommended to the board that the company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended October 31, 2007 for filing with the SEC. In addition, the audit committee has engaged KPMG LLP to serve as the company’s independent registered accounting firm for 2008.

Audit Committee

James H. Keyes, Chairman

Y. Marc Belton

John D. Correnti

Abbie J. Griffin

David D. Harrison

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEE INFORMATION

In April 2006, our audit committee dismissed Deloitte & Touche LLP and approved the engagement of KPMG LLP as our independent registered public accounting firm. The following table presents aggregate fees billed or expected to be billed by KPMG LLP for the audit of the consolidated financial statements, including associated out-of-pocket costs, and for fees for non-audit services incurred for the years ended October 31, 2007 and 2006, on our behalf:

(in millions)	2007	2006
Audit fees	$25.7	$37.3
Audit-related fees	0.2	0.1
Total fees	$25.9	$37.4

A description of the types of services provided in each category is as follows:

Audit Fees – These are fees for professional services for the audit of our annual consolidated financial statements, limited review of our quarterly consolidated financial statements, and services that are normally provided in connection with statutory and regulatory filings. This includes fees for the audit of Navistar Financial Corporation (“NFC”).

Audit-Related Fees – These are fees for the assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including procedures related to NFC’s securitization transactions.

The audit committee pre-approved all audit and non-audit services provided to us in accordance with the audit committee’s pre-approval policy.

In accordance with the audit committee’s pre-approval policy, the audit committee annually considers for pre-approval all proposed audit and non-audit services which are known early in the year to be performed in the coming year by our independent registered public accounting firm and the estimated fees for such services. Additional fees related to audit services proposed to be provided within the scope of the approved engagement may be pre-approved by management, so long as the fees for such additional services individually or in the aggregate do not exceed $400,000 in any 12-month period, and are reported to the audit committee at the next regularly scheduled committee meeting. Other proposed audit-related or non-audit services (not within the scope of the approved engagement) may be considered and, if appropriate, pre-approved by the Chairman of the audit committee if the related additional fees are estimated to be less than $250,000, otherwise the audit committee must pre-approve all additional audit-related and non-audit services to be performed by our independent registered public accounting firm. In making its decision to utilize our independent registered public accounting firm, the audit committee considers whether the provision of such services is compatible with maintaining that firm’s independence and to that end receives certain representations from the firm regarding their independence and permissibility under applicable laws and regulations of non-audit services provided by the firm to us.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

☑ PROPOSAL 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board seeks an indication from stockholders of their approval or disapproval of the audit committee’s appointment of KPMG LLP (“KPMG”) as its Independent Registered Public Accounting Firm (“auditors”) for fiscal 2008. KPMG has been our auditors since 2006. For additional information regarding the company’s relationship with KPMG, please refer to the Audit Committee Report on page 16 and the Audit Fees disclosure discussed above.

If the appointment of KPMG as auditors for 2008 is not approved by the stockholders, the adverse vote will be considered a direction to the audit committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment for fiscal 2008 will stand, unless the audit committee finds other good reason for making a change.

Representatives of KPMG will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. The representatives will also be available to respond to questions at the annual meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PART THREE - OTHER IMPORTANT INFORMATION

PERSONS OWNING MORE THAN FIVE PERCENT OF NAVISTAR COMMON STOCK

This table indicates, as of July 24, 2008, all persons we know to be beneficial owners of more than 5% of our common stock. This information is based on a review of Schedule 13D, Schedule 13G and Form 4 reports filed with the SEC by each of the firms listed in the table below.

Name and Address	Total Amount and Nature of Beneficial Ownership	Percent of Class

Harbinger Capital Partners Master Fund I, Ltd c/o International Fund Services (Ireland) Limited Third Floor, Bishop’s Square Redmond’s Hill Dublin 2, Ireland	10,150,969(A)(B)	14.50%
Harbinger Capital Partners Special Situations Fund, L.P. Philip Falcone 555 Madison Avenue, 16(th) Floor New York, New York 10022
Harbinger Capital Partners Offshore Manager, L.L.C HMC Investors, L.L.C. Harbert Management Corporation Raymond J. Harbert Michael D. Luce One Riverchase Parkway South Birmingham, Alabama 35244

International Truck and Engine Corporation Non-contributory Retirement Plan Trust International Truck and Engine Corporation Retirement Plan for Salaried Employees Trust International Truck and Engine Corporation Retiree Health Benefit Trust c/o International Truck and Engine Corporation 4201 Winfield Road Warrenville, Illinois 60555	7,755,030(C)	10.30%

Bank of America Corporation

NB Holdings Corporation

Bank of America N.A.

United States Trust Company, N.A.

BAC North America Holding Company

LaSalle Bank Corporation

LaSalle Bank, N.A.

Banc of America Securities Holdings Corporation

Banc of America Securities LLC

Columbia Management Group, LLC

Columbia Management Advisors, LLC

100 North Tryon Street, 25th Floor

Bank of America Corporate Center

Charlotte, NC 28255

	(D)	(D)

Oppenheimer Funds, Inc. Two World Financial Center 225 Liberty Street New York, NY 10281	7,121,966(E)	10.14%

Name and Address	Total Amount and Nature of Beneficial Ownership	Percent of Class
Tontine Overseas Associates, LLC Tontine Partners, L.P. Tontine Management, LLC Jeffrey L. Gendell 55 Railroad Avenue Greenwich, CT 06830	4,724,400(F)	6.73%
Deutsche Bank AG Deutsche Bank Securities Inc. Deutsche Bank, AG, London Branch Theodor-Heuss-Allee 70 60468 Frankfurt am Main	4,544,476(G)	6.47%
Owl Creek I, L.P. Owl Creek II, L.P. Owl Creek Advisors, LLC Owl Creek Asset Management, L.P. Jeffrey A. Altman 640 Fifth Avenue, 20th Floor, New York, NY 10019	4,268,754(H)	6.08%
Schneider Capital Management Corporation 460 E Swedesford Road. Suite 2000 Wayne, Pennsylvania 19087	3,537,335(I)	5.04%
S.A.C. Capital Advisors, LLC CR Intrinsic Investors, LLC Steven A. Cohen 72 Cummings Point Road Stamford, CT 06902 S.A.C. Capital Management, LLC 540 Madison Avenue New York, NY 10022 Walter Capital Management, LLP St. Martins Court, 4th Floor 10 Paternoster Row London, EC4M 7HP, U.K.	3,530,450(J)	5.00%

(A) As reported in a Schedule 13G, as amended by Amendment No. 2, filed with the SEC on February 14, 2008 and a Form 4 filed with the SEC on July 25, 2007. It was reported in the Schedule 13G that (1) 7,000,000 shares, or 10.0% of the common stock outstanding of Navistar are beneficially owned by Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”), over which it has shared voting power and shared dispositive power and no sole voting power or sole dispositive power, (2) 7,000,000 shares, or 10.0% of the common stock outstanding of Navistar are beneficially owned by Harbinger Capital Partners Offshore Manager, L.L.C., over which it has shared voting power and shared dispositive power and no sole voting power or sole dispositive power, (3) 7,000,000 shares, or 10.0% of the common stock outstanding of Navistar are beneficially owned by HMC Investors, L.L.C., over which it has shared voting power and shared dispositive power and no sole voting power or sole dispositive power (4) 10,150,969 shares, or 14.5% of the common stock outstanding of Navistar are beneficially owned by Harbert Management Corporation (“HMC”), over which it has shared voting power and shared dispositive power and no sole voting power or sole dispositive power, (5) 10,150,969 shares, or 14.5% of the common stock outstanding of Navistar are beneficially owned by Philip Falcone, over which he has shared voting power and shared dispositive power and no sole voting power or sole dispositive power, (6) 10,150,969 shares, or 14.5% of the common stock outstanding of Navistar are beneficially owned by Raymond J Harbert, over which he has shared voting power and shared dispositive power and no sole voting power or sole dispositive power and (7) 10,150,969 shares, or 14.5% of the common stock outstanding of Navistar are beneficially owned by Michael D. Luce, over which he has shared voting power and shared dispositive power and no sole voting power or sole dispositive power. Some or all of the information reported in the Schedule 13G may be superseded by the information contained in the Form 4 filing.

(A) It was reported in the Form 4 that 7,000,000 shares, or 9.95% of the common stock outstanding of Navistar, are beneficially owned by the Master Fund and that such securities may be deemed to be beneficially owned by HMC, Philip Falcone, Raymond J. Harbert and Michael D. Luce. As stated in the Form 4, HMC serves as managing member of the managing member of the investment manager of the Master Fund. Philip Falcone is the portfolio manager of the Master Fund and a shareholder of HMC, and Raymond J. Harbert and Michael D. Luce are stockholders of HMC. It is stated in the Form 4 that each reporting person disclaims beneficial ownership of the reported securities except to the extent of his or its pecuniary interest therein. It was further reported in the Form 4 that 3,150,969 shares, or 4.48% of the common stock of Navistar, are beneficially owned by Harbinger Capital Partners Special Situations Fund, L.P. (the “Special Situations Fund”) and that such securities may be deemed to be beneficially owned by HMC, Philip Falcone, Raymond J. Harbert and Michael Luce. As stated in the Form 4. HMC wholly owns the managing member of the Special Situations Fund’s general partner, Philip Falcone is the portfolio manager of the Special Situations Fund and is a shareholder of HMC, and Raymond J. Harbert and Michael D. Luce are stockholders of HMC. It is stated in the Form 4 that each reporting person disclaims beneficial ownership of the reported securities except to the extent of his or its pecuniary interest therein.

(B) As reported on Form 4s filed on July 27, 2007 and August 17, 2007, as amended by a Form 4 filed on August 31, 2007, with the SEC, the Master Fund and the Special Situations Fund reported that they had entered into equity swap agreements on 166,667 and 83,333 shares, respectively, of the common stock outstanding of Navistar. All 250,000 shares are beneficially owned by HMC, Philip Falcone, Raymond J. Harbert and Michael D. Luce. It is stated in the Form 4 filing that no voting power or dispositive power is held by the reporting persons in respect of these securities.

(C) As reported in Schedule 13G, as amended by Amendment No. 1, filed May 19, 2006 with the SEC by Navistar, International Truck and Engine Corporation (“International”), International Truck and Engine Corporation Non-Contributory Retirement Plan Trust (the “Hourly Trust”), International Truck and Engine Corporation Retirement Plan for Salaried Employees Trust (the “Salaried Trust”), and International Truck and Engine Corporation Retiree Health Benefit Trust (the “Health Benefit Trust”). It is reported in the Schedule 13G that on November 8, 2002 NIC sold an aggregate amount of 7,755,030 shares of its common stock, in three separate transactions as follows: 4,653,018 shares to the Hourly Trust, 1,551,006 shares to the Salaried Trust and 1,551,006 shares to the Health Benefit Trust. Each trust is a funding trust for an employee benefit plan sponsored by International. The trust agreements of the Hourly Trust and the Salaried Trust provide that the trustee of the trust is only a directed trustee with respect to Navistar stock held by the trusts and that the Pension Fund Investment Committee of International (whose members are for the most part executive officers of Navistar, the “PFIC”), or an investment manager designated by the PFIC, is to direct the trustee with respect to the voting or disposition of Navistar stock. The trust agreement for the Health Benefit Trust provides that International, or an investment manager appointed by International, is to direct the trustee with respect to voting and disposition of Navistar stock. International has delegated authority for such matters related to the Health Benefit Trust to the PFIC. Jennison Associates LLC had subsequently been appointed the investment manager for each trust with respect to the Navistar stock, and Jennison had been given discretionary authority regarding voting and disposition of the Navistar stock. Subsequently, on May 8, 2006, the United States Trust Company, National Association (“US Trust”) was appointed as investment manager for each of the trusts to replace Jennison Associates, LLC who resigned its appointment effective the close of business May 7, 2006. Like Jennison, US Trust has been given discretionary authority regarding voting and disposition power over the Navistar stock. See paragraph D below. Since the PFIC and Navistar have the power to revoke or change the appointment of US Trust (and therefore reacquire the voting and dispositive control over the Navistar stock), the committee, International or Navistar could be considered “beneficial owners” of the Navistar stock.

(D) As reported in Schedule 13G, as amended by Amendment No. 2, filed February 11, 2008 with the SEC by Bank of America Corporation (“BofA”) and the other reporting persons indicated above. It is reported in the Schedule 13G that 7,763,030 shares or 11.05% of the common stock outstanding of Navistar are beneficially owned by BofA, over which it has shared voting power and shared dispositive power. This filing amends the statement on Schedule 13G filed by United States, N.A. (“US Trust”) with the SEC on February 14, 2007. United States Trust Company, N.A. merged into Bank of America Corporation on July 1, 2007. On May 8, 2006, US Trust was appointed as investment manager for each of the trusts to replace Jennison Associates, LLC who resigned its appointment effective the close of business May 7, 2006. US Trust has been given discretionary authority regarding voting and disposition power over the Navistar stock. See paragraph C above.

(E) As reported in Schedule 13G, as amended by Amendment No. 1, filed February 8, 2008 with the SEC by Oppenheimer Funds, Inc. It is reported in the Schedule 13G that 7,121,966 shares, or 10.14% of the common stock outstanding of Navistar are beneficially owned by Oppenheimer Funds, Inc., over which it has shared voting power and shared dispositive power.

(F) As reported in Schedule 13G, as amended by Amendment No. 2, filed February 12, 2008 with the SEC by Tontine Overseas Associates, LLC, Tontine Partners, LP. Tontine Management, LLC and Jeffrey L. Gendell. It is reported in the Schedule 13G that (1) 1,894,820 shares, or 2.70% of the common stock outstanding of Navistar are beneficially owned by Tontine Overseas Associates, LLC, over which it has shared voting power and shared dispositive power and no sole voting power or sole dispositive power, (2) 2,829,580 shares, or 4.03% of the common stock outstanding of Navistar are beneficially owned by Tontine Partners, L.P., over which it has shared voting power and shared dispositive power and no sole voting power or sole dispositive power, (3) 2,829,580 shares, or 4.03% of the common stock outstanding of Navistar are beneficially owned by Tontine Management, LLC., over which it has shared voting power and shared dispositive power and no sole voting power or sole dispositive power, and (4) Tontine Management, LLC is the general partner of Tontine Partners, LP, and as such has the power to direct the affairs of Tontine Partners, LP and that Jeffrey Gendell is the managing member of Tontine Management, LLC and Tontine Overseas Associates, LLC, and in that capacity directs their operations.

(G) As reported in Schedule 13G filed February 8, 2008 with the SEC by Deutsche Bank AG. It is reported in the Schedule 13G that 4,544,476 shares, or 6.47% of the common stock outstanding of Navistar are beneficially owned by Deutsche Bank AG, over which it has sole voting power and sole dispositive power.

(H) As reported in Schedule 13D filed January 31, 2008 with the SEC by Owl Creek I, L.P., Owl Creek II, L.P., Owl Creek Advisors, LLC, Owl Creek Asset Management, L.P. and Jeffrey A. Altman. It is reported in the Schedule 13D that (1) 129,400 shares, or 18% of the common stock outstanding of Navistar are beneficially owned by Owl Creek I, L.P., over which it has shared voting power and shared dispositive power, (2) 1,003,800 shares, or 1.43% of the common stock outstanding of Navistar are beneficially owned by Owl Creek II, L.P., over which it has shared voting power and shared dispositive power, (3) 1,133,200 shares, or 1.61% of the common stock outstanding of Navistar are beneficially owned by Owl Creek Advisors, LLC., over which it has shared voting power and shared dispositive power, (4) 3,135,554 shares, or 4.46% of the common stock outstanding of Navistar are beneficially owned by Owl Creek Asset Management, L.P. over which it has shared voting power and shared dispositive power, (5) 4,268,754 shares, or 6.08% of the common stock outstanding of Navistar are beneficially owned by Jeffrey A. Atlman, over which he has shared voting power and shared dispositive power and (6) Owl Creek Advisors, LLC is the general partner of Owl Creek I and Owl Creek II, and as such has the power to direct the affairs of Owl Creek I and Owl Creek II, Owl Creek Asset Management, L.P. is the investment manager of Owl Creek Overseas Fund, Ltd and Owl Creek Socially Responsible Investment Fund, Ltd, and as such has the power to direct the affairs of Owl Creek Overseas Fund, Ltd and Owl Creek Socially Responsible Investment Fund, Ltd and Jeffrey A. Altman is the managing member of Owl Creek Advisors, LLC and the general partner of Owl Creek Asset Management, L.P., an in such capacities has the power to direct their operations.

(I) As reported in Schedule 13G, as amended by Amendment No. 1, filed February 13, 2008 with the SEC by Schneider Capital Management Corporation. It is reported in the Schedule 13G that 3,537,335 shares, or 5.04% of the common stock outstanding of Navistar are beneficially owned by Schneider Capital Management Corporation, over which it has sole voting power with respect to 2,561,977 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 3,537,335 shares and shared dispositive power with respect to 0 shares.

(J) As reported in Schedule 13G filed July 1, 2008 with the SEC by S.A.C. Capital Advisors, LLC, S.A.C. Capital Management, LLC, CR Intrinsic Investors, LLC, Walter Capital Management, LLP and Steven A. Cohen. It is reported in the Schedule 13G that (1) 2,503,400 shares, or 3.6% of the common stock outstanding of Navistar are beneficially owned by S.A.C. Capital Advisors, LLC, over which it has shared voting power and shared dispositive power, (2) 2,503,400 shares, or 3.6% of the common stock outstanding of Navistar are beneficially owned by S.A.C. Capital Management, LLC, over which it has shared voting power and shared dispositive power, (3) 870,400 shares, or 1.2% of the common stock outstanding of Navistar are beneficially owned by CR Intrinsic Investors, LLC, over which it has shared voting power and shared dispositive power, (4) 156,650 shares, or 0.2% of the common stock outstanding of Navistar are beneficially owned by Walter Capital Management, LLP, over which it has shared voting power and shared dispositive power and (5) 3,530,450 shares, or 5.0% of the common stock outstanding of Navistar are beneficially owned by Steven A. Cohen, over which he has shared voting power and shared dispositive power. It is further reported in the Schedule 13G that (a) the statement is filed by: (i) S.A.C. Capital Advisors, LLC (“SAC Capital Advisors”) with respect to shares of common stock, par value $0.10 per share (“Shares”) of Navistar beneficially owned by S.A.C. Capital Associates, LLC (“SAC Capital Associates”) and S.A.C. Select Fund, LLC (“SAC Select Fund”); (ii) S.A.C. Capital Management, LLC (“SAC Capital Management”) with respect to Shares beneficially owned by SAC Capital Associates and SAC Select Fund; (iii) CR Intrinsic Investors, LLC (“CR Intrinsic Investors)” with respect to Shares beneficially owned by CR Intrinsic Investments, LLC (“CR Intrinsic Investments”); (iv) Walter Capital Management, LLP (“Walter Management”) with respect to Shares beneficially owned by S.A.C. Global Investments, L.P. (“Global Investments”) and (v) Steven A. Cohen with respect to Shares beneficially owned by SAC Capital Advisors, SAC Capital Management, SAC Capital Associates, SAC Select Fund, CR Intrinsic Investors, CR Intrinsic Investments, Walter Management and Global Investments, (b) SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors, Walter Management and Steven A. Cohen have entered into a Joint Filing Agreement, a copy of which is filed with the Schedule 13G as Exhibit 99.1, pursuant to which they have agreed to file the Schedule 13G jointly in accordance with the provisions of Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, (c) SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors, Walter Management and Mr. Cohen own directly no Shares, (d) pursuant to investment management agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by SAC Capital Associates and SAC Select Fund, (e) pursuant to an investment management agreement, CR Intrinsic Investors maintains investment and voting power with respect to the securities held by CR Intrinsic Investments, (f) pursuant to an investment management agreement, Walter Management maintains investment and voting power with respect to the securities held by Global Investments, (g) Mr. Cohen controls each of SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors and indirectly owns a 49% interest in the managing member of Walter Management, (h) CR Intrinsic Investments is a wholly-owned subsidiary of SAC Capital Associates, (i) by reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of (i) SAC Capital Advisors, SAC Capital Management and Mr. Cohen may be deemed to own beneficially 2,503,400 Shares (constituting 3.6% of the Shares outstanding), (ii) CR Intrinsic Investors and Mr. Cohen may be deemed to own beneficially 870,400 Shares (constituting approximately 1.2% of the Shares outstanding) and (iii) Walter Management and Mr. Cohen may be deemed to own beneficially 156,650 shares (constituting approximately 0.2% of the Shares outstanding) and (j) each of SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors, Walter Management and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement and SAC Capital Associates disclaims beneficial ownership of any securities held by CR Intrinsic Investments.

NAVISTAR COMMON STOCK OWNED BY EXECUTIVE OFFICERS AND DIRECTORS

This table shows how much common stock our executive officers and directors beneficially own as of June 30, 2008. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or transfer, and stock options exercisable within 60 days. Except as noted, the persons named in the table below have the sole voting and investment power with respect to all shares beneficially owned by them.

	Number of Shares

Name/Group	Owned[1]	Obtainable Through Stock Option Exercise	Total	Percent of Class
John J. Allen	22,120	118,125	140,245	*
Y. Marc Belton	2,919	21,667	24,586	*
William A. Caton	49,731	31,800	81,531	*
Eugenio Clariond	6,041	14,667	20,708	*
John D. Correnti	16,374	23,667	40,041	*
Terry M. Endsley	12,664	64,674	77,338	*
Dr. Abbie Griffin	2,999	17,167	20,166	*
Michael N. Hammes	3,379	15,167	18,546	*
David D. Harrison	–	–	–	*
Deepak T. Kapur	48,908	139,433	188,341	*
James H. Keyes	16,424	14,667	31,091	*
Steven J. Klinger	–	–	–	*
Pamela J. Turbeville	28,680	253,584	282,264	*
Daniel C. Ustian	69,930	694,050	763,980	1.1
Dennis D. Williams	–	–	–	*
All Directors and Executive Officers as a Group (21 persons)	312,829	1,624,555	1,937,384	2.7

* Percentage of shares beneficially owned does not exceed one percent.

(1) The number of shares shown for each executive officer (and all executive officers as a group) includes the number of shares of company common stock owned indirectly, as of June 30, 2008, by such executive officers in our 401(k) Retirement Savings Plan and Retirement Accumulation Plan, as reported to us by the Plan trustee.

(2) Includes shares over which there is shared voting and investment power as follows: Directors and Executive Officers as a Group - 4,361 shares.

Since March 1, 2006, we have been subject to the blackout trading rules of Regulation BTR of the SEC which generally prohibit directors and executive officers of Navistar from engaging in any transaction involving company stock where participants in an individual account plan (such as a 401 (k) plan) are temporarily prohibited from engaging in transactions in the company’s stock in their company-sponsored individual account plan. We were subject to Regulation BTR because of the delay in filing our 2007 financial results and inability to continue to offer our common stock as an investment option under our 401 (k) plans. Because of this blackout, no stock option grant awards were made in 2007. At the request of the UAW, the UAW representative director, Dennis Williams, does not receive stock option grant awards.

In addition, Mr. Southwood J. Morcott retired from our board, effective at the conclusion of the board’s April 15, 2008 meeting. As of April 15, 2008, Mr. Morcott owned 4,799 shares of common stock and owned 17,167 shares obtainable through stock option exercises for a total beneficial ownership of 21,966 shares of company common stock. Mr. Steven J. Klinger joined our board on June 2, 2008 and owned no shares of our common stock as of that date.

Under our Executive Stock Ownership Program, executives may defer their cash bonus into deferred share units (“DSUs”). If an executive officer has elected to defer cash bonus, the number of shares shown for such executive officer includes these DSUs. These DSUs vest immediately. The number of shares shown for each executive officer (and all executive officers as a group) also includes premium share units (“PSUs”) that were awarded pursuant to the Executive Stock Ownership Program. PSUs vest in equal installments on each of the first three anniversaries of the date on which they are awarded.

Under our Non-Employee Directors Deferred Fee Plan, directors may defer all or a portion of their annual retainer and meeting fees into phantom stock units. If a director has elected to defer a portion of their annual retainer and/or meeting fees into phantom stock units, these phantom stock units are shown in this column.

Under our 2004 Performance Incentive Plan and prior plans, executives may defer the receipt of shares of company common stock due in connection with a restoration stock option exercise of non-qualified stock options that were vested prior to December 31, 2004. If an executive has elected to defer receipt of these shares into stock units, these stock units are also shown in this column. The deferral feature has been eliminated with respect to future stock option grants under the 2004 Performance Incentive Plan and for non-qualified stock options granted from prior plans that vest on or after January 1, 2005.

COMPENSATION

Compensation Discussion and Analysis for Fiscal 2007 (November 1, 2006—October 31, 2007)

The compensation committee has the responsibility to approve and monitor all compensation and benefit programs for our executive officers (designated as Section 16 Officers) and makes recommendations for the compensation and benefits of our Chief Financial Officer (the “CFO”), which is then approved by the board. As part of its responsibility, the compensation committee reviews the performance of executive officers and approves compensation based on the overall successes of the individual executive, his or her specific business unit to the extent applicable, and the organization as a whole. The compensation committee is governed by a written charter, a copy of which is available on the Investor Relations section of our website at http://ir.navistar.com (click on “Corporate Governance” and then “Governance Documents”) and is available free of charge on request of our Corporate Secretary.

Our executive compensation program for our named executive officers, as well as other executives, is designed to closely align executive rewards with corporate, group and individual performance and the total return to stockholders. We developed an overall compensation philosophy that is built on a foundation of guiding principles:

•	Competitive Positioning: Total remuneration is designed to attract and retain the executive talent required to achieve our goals through a market competitive total remuneration package.

•

Performance Orientation: Executive compensation is performance-based with a direct link to company, business unit, and individual performance. It is also designed to align the interests of executives and stockholders.

•

Fairness: Compensation programs are designed to be fair and equitable across all employee groups and should not unfairly discriminate in favor of any one individual or group on the basis of age, service, or other non-performance related criteria.

•

Ownership and Responsibility: Programs recognize individual contributions as well as link executive and stockholder interests through compensation programs that reward our executives, including our named executive officers based on the financial success of the company and increases to stockholder value.

Market Compensation Review

We continuously monitor the market competitiveness of our executive compensation. Over the past couple of years, the compensation committee has reviewed the executive compensation programs to ensure that (i) pay opportunities are competitive with the market, (ii) there is an appropriate link between performance and pay, and (iii) the programs support our stated compensation philosophy. This process included consultation with Hewitt Associates (“Hewitt”), which compared compensation of our executives, including our named executive officers, on base salaries, short-term incentive awards, long-term incentives, perquisites, other benefits and our overall compensation and benefits philosophy to that of our comparator group and broader market practice. Hewitt was engaged by the compensation committee and is responsible solely to the compensation committee. The compensation committee considered both Hewitt’s advice and management’s opinion in determining the compensation strategy.

During this review process, the compensation committee engaged Hewitt to provide benchmarking and recommendations for an alternative cash-based long-term incentive program since we were not able to grant equity-based awards during 2006 or 2007 because we were under a securities trading restriction governed by Regulation BTR of the Securities Exchange Act of 1934 (the “Blackout Period”). As described in the long-term incentive section, this collaboration between Hewitt, management and the compensation committee resulted in the 2007 Cash-Based Long-Term Incentive program.

On an ad hoc basis, the compensation committee may engage Hewitt to provide information regarding specific executive compensation topics of interest. For example, in 2007, the compensation committee engaged Hewitt to provide benchmarking data for executive stock ownership requirements specific to ownership guideline levels, the types of shares allowed to count towards guidelines, and ownership retention requirements. Since the company was still under a Blackout Period through 2007, this was for informational purposes only and no changes were made with respect to stock ownership guidelines.

For 2007, our comparator group of 24 companies was chosen from a cross section of manufacturing and transportation and equipment companies that have revenues from one half to two times our revenues. Management recommends and the compensation committee approves the peer group of companies. We review executive compensation against this peer group of companies with which we compete for talent. Information about this list of companies is used by Hewitt and management when the compensation committee requests specific executive compensation analysis.

2007 Compensation Peer Group
AGCO Corporation	Emerson Electric	ITT Industries, Incorporated

American Standard	General Dynamics	Lear Corporation

Arvin Meritor, Incorporated	Genuine Parts Company	Masco Corporation

Cummins Incorporated	Goodrich Corporation	PACCAR, Incorporated

Danaher Corporation	Goodyear Tire and Rubber	Parker-Hannifin

Deere and Company	Harley Davidson, Incorporated	PPG Industries, Inc.

Dover Corporation	Illinois Tool Works	Textron, Incorporated

Eaton Corporation	Ingersoll-Rand Co. Ltd.	TRW Automotive Holdings Corporation

A broader industry survey published by Hewitt was also used to provide us with additional compensation market data. For individual executive positions, if the market data from the peer group of companies was not statistically reliable because of the small sample size, we also used the manufacturing group (or if the sample size if large enough, the all-industry group) of the broader survey data. This is especially true for the base salary competitive market review.

For base salary, annual incentive, and long-term incentives, we target the 50th percentile (market median). We established a policy of targeting base salaries at the 50th percentile (market median) of the competitive market, based on the peer group, where available, or the broader industry survey. We refer to this as the competitive market data, competitive marketplace, or the like. We consider an executive to be competitively paid if his or her base salary is within 85 to 115 percent of the market median. Under special circumstances when we are recruiting for critical roles, we target an executive’s salary at the 75th percentile. Our incentive compensation plans provide executives with the opportunity to earn total compensation at the 50th percentile of the competitive market for target corporate performance and at the 75th percentile for distinguished corporate and individual performance.

Typically, the Chief Executive Officer (the “CEO”) makes recommendations to the compensation committee on annual base salary increases for the named executive officers other than himself (see the section entitled “Summary of the Executive Salary Planning Approval Process”). For our Annual Incentives, the CEO may recommend that the compensation committee adjust awards to reflect individual performance. For long-term incentives, awards generally follow our fixed share guidelines with no adjustments recommended by the CEO.

Pay Mix

Our pay mix of base salary, annual incentive, and long-term incentives generally tracks to the marketplace with the majority of total compensation opportunity, specifically annual and long-term incentives, being contingent on and variable with performance. This structure supports our pay-for-performance compensation philosophy.

Elements of Executive Compensation

The key elements of our executive compensation program include base salary, an annual incentive program, long-term incentives, retirement benefits, perquisites, and other benefits. We also maintain stock ownership guidelines for our executives, including our named executive officers. Although decisions relative to each of these compensation elements are made separately, the compensation committee considers the total compensation and benefits package when making any compensation decision.

Base Salary

We pay each executive officer, on a monthly basis, a competitive base salary for services rendered during the year. Base salaries for executive officers, including our named executive officers, were reviewed and adjusted based on evaluating (i) the responsibilities of their positions, (ii) the competitive marketplace data, and (iii) the performance of each executive during 2007.

Summary of the Executive Salary Planning Approval Process

•	The head of each business unit reviews competitive salary market data relevant to his or her direct and indirect reports.
•	The head of each business unit provides salary recommendations for his or her direct and indirect reports.
•	The CEO reviews and approves or adjusts all of these salary recommendations.
•

The compensation committee reviews the salary for the CEO and CFO, the CEO’s salary recommendations for all Section 16 Officers. The CEO does not recommend nor is he involved in decisions regarding his own compensation. The compensation committee approves or adjusts these recommendations.

•

The compensation committee then recommends and the board approves or adjusts the salary recommendation for the CFO. As described in greater detail below, we have a detailed procedure in place for reviewing the performance of the CEO and determining annually the salary of the CEO.

In 2007, based on competitive survey data and a review of individual performance, the compensation committee increased the base pay of the named executive officers by 5.8% on average. These base salary increases resulted in the named executive officers as a group being paid at approximately 95% of the competitive market median.

Annual Incentive

The Annual Incentive Plan (the “AI Plan”) is a short-term incentive program that exists to reward, motivate and retain employees as well as connect rewards with performance for 2007. The AI Plan is a key element in the executive compensation package as the company intends for a significant portion of an executive’s, including the named executive officer’s, total compensation to be performance-related. The AI Plan for 2007 was based on attaining financial and non-financial performance goals established and approved by the compensation committee. The AI Plan is authorized under our shareholder approved 2004 Performance Incentive Plan (the “PIP Plan”). The PIP Plan is an omnibus plan that allows for various awards such as cash, stock options, stock appreciation rights, restricted stock, premium share units, and deferred share units. The AI Plan and the PIP Plan do not have claw-back provisions, which would retract a prior incentive award when financial results are restated after the award was paid.

There are three key performance elements that influence awards under the AI Plan.

•

Consolidated Financial Performance: For all of our executives, consolidated financial performance is heavily weighted in the calculation of incentive payments in order to encourage integrated execution across organizational boundaries within the company. We believe it is important to encourage executives to work together for the best consolidated results rather than to focus on results at one business unit at the expense of other business units. Consolidated financial goals are based on our Return on Equity (“ROE”), as determined by our compensation committee. We use ROE because we believe that, in the long term, it is highly correlated with stock price and shareholder value. We are in a volatile industry, which is based upon demand that is subject to cyclical fluctuation. The profitability of our business is heavily influenced by the cycle of truck sales in North America. Consequently, we use the following truck industry demand-adjusted (volume-adjusted) ROE target methodology to evaluate company performance. We target a 16.5% ROE on average over the business cycle based on a forecasted average truck industry volume, which is re-evaluated every year based upon industry forecast. This prevents us from giving management an unduly large incentive payment in years when the truck market is strong. Rather, financial results must be even stronger than industry performance for management to receive a payment. Conversely, this methodology is intended to prevent us from unduly under compensating management in years when the truck market is weak. The volume-adjusted ROE target for 2007 was 8.4%. The amount of income required to earn incentive payments was calculated using this ROE target.

•

Business Unit Performance: For executives at our business units, which include all of our named executive officers other than our CEO and CFO, business unit performance is also considered in determining incentive payments, which encourages strong performance at the business unit level. The business unit results are measured on the income (i.e. Profit Before Taxes) needed to support the corporate ROE goal. Other non-financial goals that support cost, quality, and growth initiatives may also be utilized where appropriate.

•

Individual Performance: This is measured by our annual Total Performance Management (the “TPM”) assessment. The TPM process is a performance management tool that focuses on employee career development, goal setting, performance appraisals, and evaluation. The TPM assessment reviews how well the executive performed with regard to both individual goals and defined skills and behaviors.

The AI Plan has threshold, target, distinguished, and super-distinguished performance payout levels for the named executive officers which range from 25% to 200% of target. Based upon performance, in some years, the plan may not make AI payments, but the plan also has the ability to make maximum payments at 200% of target bonus opportunity. Consolidated financial results between performance levels are interpolated on a straight-line basis to determine payment amounts.

The compensation committee has the discretion to adjust a bonus payment. In doing so, the compensation committee historically has considered the requirements of Section 162(m) of the Internal Revenue Code. While the compensation committee generally intends for incentive compensation to be tax deductible, there may be instances when the compensation committee decides to award a non-deductible amount.

Generally, AI awards are not paid when consolidated results are below threshold, however, in rare circumstances, the plan may allow for payments to a business unit with above-threshold performance when consolidated performance is below threshold. However, under no circumstances will the AI plan provide payments when net income is negative. Since we incurred a net loss for 2007, no AI awards were paid.

2007 AI Plan Weights

Named Executive Officer	Corporate / Business Unit Weight	Business Unit
Daniel C. Ustian	100% / 0%	Corporate / Consolidated
William A. Caton	100% / 0%	Corporate / Consolidated
Deepak T. Kapur	80% / 20%	Truck
John J. Allen	80% / 20%	Engine
Pamela J. Turbeville	80% / 20%	Navistar Financial Corporation

2007 AI Award Formula Executive’s AI Plan Award = Base Salary x AI Plan Target Award Percentage x Consolidated Financial Performance x Business Unit Performance x Individual Performance

2007 AI Target Award Percentages

Named Executive Officer	Target as a % of Base Salary	2007 Annual Incentive Amount Earned (1)
Daniel C. Ustian	110%	—
William A. Caton	95%	—
Deepak T. Kapur	75%	—
John J. Allen	75%	—
Pamela J. Turbeville	65%	—

(1) The named executive officers did not earn a 2007 AI award as the consolidated financial results were below threshold performance.

Long-Term Incentive

Because we were under the Blackout Period, we were not able to grant equity-based awards in 2007. The Blackout Period is described further below.

Traditionally, our objectives for including long-term incentives as part of our executive’s total compensation package include:

•	Aligning executive and stockholder interests; tying compensation to share price appreciation
•	Emphasizing returns to stockholders
•	Cultivating ownership.

Historically, we have focused our long-term incentive plan on the use of stock options to align executives’ interests with that of stockholders. To manage the allocation of stock options, the compensation committee used a fixed share grant approach. The fixed share guideline takes into account the long-term incentive target by position, Black-Scholes valuation methodology, and estimated stock price. This approach was used for the following reasons:

•	Managed dilution
•	Provided the same number of options for similar job roles
•	Provided a way for us to allocate stock options.

We have never backdated stock options. In addition, as set forth in the PIP Plan, we prohibit stock option repricing. However, within the PIP Plan, there is a Restoration Stock Option Program. Specifically, the Restoration Stock Option Program allows an executive to exercise vested non-qualified stock options by presenting shares that have a total market value equal to the option exercise price times the number of options. New restoration options are then granted with an exercise price equal to the fair market value of our stock at that time in an amount equal to the number of mature shares that were used to exercise the original option, plus the number of shares that were withheld for the required tax liability. The restoration stock options have a term equal to the remaining term of the original option, generally become exercisable six months after the date of grant, and otherwise have the same general terms and conditions of other non-qualified stock options granted under the company’s stock plans. In 2007, none of the named executive officers utilized this program.

Since March 1, 2006, we have been and continue to be subject to the Blackout Period. Because of the Blackout Period no stock option or equity-based awards were made in either 2007 or 2006.

As described above, the compensation committee engaged Hewitt to review the competitiveness of our long-term incentive plan. Because we were not able to grant equity-based awards due to the Blackout Period, the engagement with Hewitt focused on a long-term incentive alternative for fiscal year 2007 only.

Hewitt, management, and the compensation committee discussed plan design recommendations that resulted in a cash-based long-term incentive plan. The result of this collaboration was the 2007 Long-Term Incentive Program, governed by the PIP Plan and approved by the compensation committee. This cash-based long-term incentive plan has a three-year performance period (2007, 2008, and 2009) with intermediate performance measurements at the end of year one and year two. Awards are not vested until the end of the three-year performance period. Amounts, if any, earned for year one and year two performance cannot be “unearned” but can be forfeited if an executive terminates employment. The goals established focus on two key performance metrics: free cash flow and earnings per share. These goals were measured on a consolidated basis only and were applied to all program participants, including the named executive officers. These metrics were chosen as essential to meet and exceed shareholder expectations. This alternative program was designed to reward performance that aligns management with shareholder’s interests. The first year performance period (2007) of the three-year performance cycle did not result in an earned amount.

Executive Stock Ownership Program

We feel that it is important to encourage senior executives to hold a material amount of company stock and to link their long-term economic interest directly to that of the stockholders. To achieve this goal, we established stock ownership requirements. During 2007, our stock ownership guidelines applied to approximately 44 executives, including our named executive officers, the majority of whom hold the title of vice president and above. Executives are expected to attain the ownership level of their position within five years of attaining that position. The ownership requirements range from 75% to 300% of base salary and are fixed at the number of shares that are required to be held as of the date of an executive’s promotion or hire, based on the fair market value of the shares at that time.

Executive Stock Ownership as of October 31, 2007

Named Executive Officer	Ownership Requirement as a % of Base Salary	Number of Shares Required	Number of Shares Owned
Daniel C. Ustian	300%	60,806	69,930
William A. Caton	225%	44,166	49,731
Deepak T. Kapur	225%	25,568	48,908
John J. Allen	225%	25,633	22,120
Pamela J. Turbeville	225%	22,083	28,680

Mr. Allen has until January 15, 2009, to acquire an additional 3,513 shares to meet the remainder of his ownership requirement. He has not been able to purchase shares since November 2005 due to restrictions in trading our securities imposed on executive officers of the company.

All non-employee directors, except for the UAW director, also have stock ownership guidelines. Each non-employee director who has served on the board for at least five years is expected to own a minimum of 2,000 shares of common stock or deferred stock units. Please refer to the Compensation of Directors table within this proxy statement for more information on the subject.

Executive Benefits and Perquisites

For attraction and retention purposes, we also provide the following additional executive benefits and perquisites to our named executive officers:

•	Company-provided life insurance at five times base salary

•

Retirement Accumulation Plan (“RAP”). This is a defined contribution (401(k)) plan for salaried employees hired on or after January 1,1996. Of the named executive officers, Messrs. Caton and Kapur, and Ms. Turbeville are participants in the RAP. Additional information is provided in the Pension Benefits section.

•

Retirement Plan for Salaried Employees (“RPSE”). This is a defined benefit plan for salaried employees hired prior to January 1, 1996. Of the named executive officers, Messrs. Ustian and Allen are participants in the RPSE. Additional information is provided in the Pension Benefits section.

•	Supplemental Executive Retirement Plan (“SERP”)

-	The SERP is limited to certain executives. Of our named executive officers, only William A. Caton, Deepak T. Kapur, and Pamela J. Turbeville are eligible for SERP benefits.
-	The SERP provides a maximum benefit of 50% of a participant’s final average pay. A participant accrues benefits based on the rates in the following table:

	Up to Age 55	On or After Age 55
Each Year of Age	1/2%	1%
Each Year of Service	1/2%	1%

There is a reduction of  1/4% for each month that benefits commence prior to age 62. The benefits under the SERP will be offset by the benefits under (i) any defined benefit pension plan(s) of a prior employer, (ii) any defined contribution plan of a prior employer which is an integral part of its overall retirement program, and (iii) eligible retirement programs sponsored by Navistar, Inc. such as the Retirement Accumulation Plan, the Supplemental Retirement Accumulation Plan, the Managerial Retirement Objective Plan, and the Retirement Plan for Salaried Employees.

Additional information regarding the SERP is provided in the Pension Benefits section.

•	Managerial Retirement Objective Plan (“MRO”).

-

The Internal Revenue Code limits the amount of benefits under tax qualified plans for more senior, highly paid executives. The MRO is an unfunded non-qualified defined benefit pension plan designed primarily to restore the benefits that executives, including our named executive officers, would otherwise have received if the Internal Revenue Code restrictions had not applied to our tax-qualified benefit plan.

-

Under the MRO, we determine what the participant’s benefits would be absent the Internal Revenue Code’s limitations and then offset that by the restricted benefits provided under the comparable qualified pension plan. In the case of the named executive officers who participate in the MRO, the applicable qualified pension plan is the International Retirement Plan for Salaried Employees.

-

At retirement, the participant will begin receiving monthly payments similar in form of payment to that elected under our qualified pension plan. Generally, a participant will not be eligible for any benefits if he or she voluntarily terminates employment prior to attaining age 55 and completing 10 years of service.

	-	The MRO is not open to executives, including our named executive officers, hired on or after January 1, 1996.

	-	Of the named executive officers, Daniel C. Ustian and John J. Allen are eligible for and participate in the MRO.

Additional information regarding the MRO is provided in the Pension Benefits section.

•	Supplemental Retirement Accumulation Plan (“SRAP”), which restores company contributions to tax-qualified defined contribution plans that are limited by the Internal Revenue Code.

-

The Internal Revenue Code limits the amount of contributions to a tax-qualified plan for more senior, highly paid executives and managers. The SRAP is a non-qualified deferred compensation plan designed primarily to restore the contributions from the company that participants would otherwise have received under our tax-qualified defined contribution plans, if the Internal Revenue Code restrictions had not been in place. Under the SRAP, we credit a separate bookkeeping account with a contribution that is equal to the amount of reduction in company contributions to our tax-qualified defined contribution plans because of the Internal Revenue Code limitations. This account balance accrues investment credits currently at a fixed rate that is reset periodically.

-

At retirement, the participant will receive a lump sum payment equal to the bookkeeping account balance. A participant will not be eligible for any benefits if he or she terminates employment prior to attaining age 55 and completing 10 years of service.

-

Of the named executive officers, William A. Caton, Deepak T. Kapur, and Pamela J. Turbeville are eligible and participate in the SRAP. Please refer to the Nonqualified Deferred Compensation table within this proxy statement for more information on the subject.

Additional information provided in the Non-Qualified Defined Contribution and Other Non-Qualified Deferred Compensation Plans section.

•	Physical Exams

-

This program provides a company-paid physical when an executive is first hired or promoted to an executive position. A physical is also required every two years prior to age 50 and every year after age 50. This program helps us ensure the health of our key executives.

•	Executive Perquisites for our Named Executive Officers

-

We maintain a perquisite program for our named executive officers, which we believe is competitive and consistent with our overall compensation program, and which enables us to attract and retain our executive officers. The Executive Flexible Perquisite Program provides a cash stipend to each of our named executive officers, the amount of which varies by executive, based upon the executive’s organization level. The purpose of the cash stipend is to provide each of our named executive officers with the ability to choose the perquisite that best fits his or her professional and personal situation. This program is in lieu of providing and administering such items as car leases, tax preparation, financial planning, and home security systems. We do not require the named executive officers to substantiate the expenses for which they use this stipend. The annual perquisite amount is paid semi-annually in equal installments in May and November.

Annual Flexible Perquisite Payments During 2007

Named Executive Officer	Annual Flexible Perquisite Payment
Daniel C. Ustian	$46,000
William A. Caton	37,000
Deepak T. Kapur	37,000
John J. Allen	37,000
Pamela J. Turbeville	28,000

•

Previously, we maintained a Personal Excess Liability Coverage policy for each of our named executive officers. This perquisite was eliminated and discontinued on December 31, 2006. This coverage coordinated coverage with an executive’s personal homeowner’s and automobile policies.

•

In certain circumstances, where a commercial flight is not available to meet a named executive officer’s travel schedule, our named executive officers and directors use chartered aircraft for business purposes only. In these situations, we believe chartered aircraft allows us to make effective use of the executive’s time. After a review of the chartered flight usage in 2007, we confirmed the use was for business purposes only.

•

A spouse may accompany a named executive officer while he or she is traveling on company business. Although this occurs on a limited basis, the reimbursement of the spouse travel expense is included in taxable compensation including a gross-up for the taxable fringe benefit.

Employment Contracts and Executive Severance Arrangements

We do not have employment contracts with our named executive officers as employment with each of them is “at will.” However, like many companies, to ensure stability and continuity of management, we provide those individuals with an Executive Severance Agreement (“ESA”), which provides for severance benefits in the event of a specified termination such as an involuntary termination and a termination in connection with a change in control. Please refer to the Potential Payments and Benefits upon Termination or Change in Control within this proxy statement for more information on the subject.

Role of Executive Officers in Compensation Decisions

The compensation committee makes all compensation decisions for the named executive officers, which includes the CEO and CFO. The CEO makes recommendations to the compensation committee regarding the compensation for his direct reports (which includes the other named executive officers) based on a review of their performance, job responsibilities, and importance to our business strategy. The CEO does not make recommendations to the compensation committee regarding his own compensation.

CEO Performance Evaluation

Each year, typically in December, the compensation committee and the full board evaluate the CEO’s performance for the prior fiscal year. This review is based on the CEO’s achievement of goals set prior to the start of that year. The CEO presents this information to the full board, which then discusses it in executive session. The CEO is not present during this discussion. The board’s evaluation of the CEO’s performance then forms the basis for the compensation committee’s decisions on the CEO AI Plan award for the prior fiscal year and base salary for the new fiscal year. The Chairman of the compensation committee informs the CEO of the compensation committee’s compensation decisions and the performance evaluation on which those decisions were based.

In December 2006, the compensation committee and the full board went through the process described above and decided not to change Mr. Ustian’s base salary for 2007. As mentioned above in the AI section, because the company’s financial results did not meet threshold, Mr. Ustian did not earn an AI award.

Tax and Accounting Implications

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code provides that a public company generally may not deduct the amount of non-performance based compensation paid to certain executive officers that exceeds $1 million in any one calendar year. However, this provision does not apply to performance-based compensation that satisfies certain legal requirements including income from certain stock options and certain formula driven compensation. In general, the compensation committee has considered the effect of the Internal Revenue Code limitation and under certain circumstances may decide to grant compensation that is outside of the limits.

For 2007, of the named executive officers, $172,259 of Mr. Ustian’s compensation was non-deductible under Section 162(m).

Non-Qualified Deferred Compensation

The American Jobs Creation Act of 2004 changed the tax rules applicable to non-qualified deferred compensation arrangements. We are complying in good faith with the statutory provisions, which generally became effective as of January 1, 2005. Please refer to the Non-Qualified Deferred Compensation table within this proxy statement for more information on the subject.

Accounting for Stock-Based Compensation

In November 2005, we began accounting for our equity based long-term incentive vehicles under the PIP Plan in accordance with the requirements of FASB Statement 123(R).

Compensation Committee Report

The compensation committee reviewed and discussed the Compensation Discussion and Analysis required by item 402(b) of Regulation S-K with management, and the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for the fiscal year ended October 31, 2007. The board reviewed and discussed as it relates to compensation for our Chief Executive Officer.

The Compensation Committee	The Board of Directors (non compensation committee members)
John D. Correnti, Chairperson	Y. Marc Belton
Eugenio Clariond	Dr. Abbie J. Griffin
Michael N. Hammes	David D. Harrison
James H. Keyes	Dennis D. Williams

EXECUTIVE COMPENSATION TABLES

The table below summarizes the total compensation paid to or earned by each of our named executive officers for the years ended October 31, 2007, 2006, and 2005, excluding Mr. Caton in 2005 as his date of hire was October 31, 2005:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Non-Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
	2007	1,125,000	–	–	–	–	1,041,054	67,801	2,233,855
Daniel C. Ustian
Chairman, President & Chief	2006	1,104,167	130,587 (7)	–	–	1,419,413	883,752	66,081	3,604,000
Executive Officer
	2005	993,333	–	87,106	5,823,147	–	691,230	62,684	7,657,500
	2007	628,200	250,000 (5)	564,217	180,786	–	299,332	106,371 (8)	2,028,906
William A. Caton Executive Vice President &
Chief Financial Officer	2006	545,833	998,051 (6)	485,453	180,783	95,949	974,404	133,960	3,414,433
	2007	613,200	_		499,405	–	407,922	92,345	1,612,872
Deepak T. Kapur
President, Truck Group	2006	580,000	41,055 (7)	892,257	864,306	498,945	–	148,318	3,024,881

	2005	550,000	200,000(9)	892,167	677,626	–	265,680	994,764 (10)	3,580,237
	2007	453,200	–	21,315	472,972	–	260,723	43,728	1,251,938
John J. Allen
President, Engine & Foundry	2006	430,000	80,092 (7)	32,590	544,624	369,908	151,371	42,413	1,650,998
Group
	2005	400,000	–	26,389	417,000	–	192,922	41,977	1,078,288
Pamela J. Turbeville	2007	407,100	–	–	328,621	–	274,768	69,045	1,079,534
Senior Vice President &
Chief Executive Officer,	2006	390,000	235 (7)	–	676,611	290,765	140,890	106,043	1,604,544
Navistar Financial
Corporation	2005	390,000	–	–	923,498	–	–	135,391	1,448,889

(1) Comments in this footnote pertain to 2007 only. No stock awards were granted in 2007. The amounts referenced in this column reflect the expense for stock awards made in prior years in accordance with FASB Statement No. 123(R). See the accompanying consolidated financial statements in this proxy statement regarding assumptions underlying valuation of equity awards. These amounts include premium share units (“PSU’s”) representing shares of common stock awarded to Mr. Caton and Mr. Allen that vested in 2007, pursuant to our Executive Stock Ownership Program and is based on the attainment of certain stock ownership thresholds. The PSU’s vest in equal installments on each of the first three anniversary dates on which they are awarded, and convert into common stock upon termination of employment. We used the closing price of our stock on the date of grant to value the PSU’s that vested in 2007. Mr. Caton had 2,816 PSU’s vest on November 23, 2006, the PSU’s were granted on November 23, 2005, and the closing price of our stock on the date of grant was $27.98 per share. It also includes the dollar value of 17,639 shares of restricted stock that vested on October 31, 2007, in connection with Mr. Caton’s recruitment to the company on October 31, 2005. The closing price of our stock on October 31, 2005, and the amount we used to calculate the value of Mr. Caton’s shares, was $27.52 per share. Mr. Allen had 118 PSU’s vest on January 7, 2007, the PSU’s were originally granted on January 7, 2004, the closing price of our stock on the date of grant was $50.00 per share; 202 PSU’s vested on March 18, 2007, the PSU’s were originally granted on March 18, 2004, the closing price of our stock on the date of grant was $46.01 per share; and 196 PSU’s vested on May 26, 2007, the PSU’s were originally granted on May 26, 2005, the closing price of our stock on the date of grant was $31.23 per share.

(2) Comments in this footnote pertain to 2007 only. No stock options were granted in 2007. The amounts referenced in this column reflect the expense for stock option awards recognized by the company in 2007, in accordance with FASB Statement No. 123(R) with respect to the fair value of options granted in prior years that continue to be expensed under FASB Statement No. 123(R). There was no compensation expense recognized for any of Mr. Ustian’s stock options in 2007 because we accelerated recognition of the expense for his stock options in fiscal year 2005, the year he became retirement eligible.

(3) Includes changes in the actuarial present value of the Retirement Plan for Salaried Employees and the Managerial Retirement Objective Plan for Mr. Ustian and Mr. Allen. For Mr. Caton, Mr. Kapur, and Ms. Turbeville, this includes the change in the actuarial present value of the Supplemental Retirement Executive Plan and certain interest in the Supplemental Retirement Accumulation Plan.

(4) Includes such items as Flexible Perquisites cash allowances, company-paid life insurance premiums, company contributions to the Retirement Accumulation Plan and the SRAP, and the company-provided excess personal liability premiums (this program was discontinued on December 31, 2006). The annual flexible perquisite payments are as follows: $46,000 for Mr. Ustian, $37,000 for each of Messrs. Caton, Kapur, and Allen and $28,000 for Ms. Turbeville. The company-paid life insurance premiums are as follows: $20,543 for Mr. Ustian, $10,579 for Mr. Caton, $9,210 for Mr. Kapur, $4,542 for Mr. Allen, and $7,435 for Ms. Turbeville. Our contribution to the Retirement Accumulation Plan was $22,375 for Messrs. Caton and Kapur and Ms. Turbeville. Our contribution for the Supplemental Retirement Accumulation Plan was $22,243 for Mr. Caton, $23,760 for Mr. Kapur, and $11,235 for Ms. Turbeville.

(5) Represents a guaranteed payment in connection with Mr. Caton’s recruitment to the company in 2005. Mr. Caton’s date of hire was October 31, 2005.

(6) $600,000 represents the second of two sign-on bonus installments in connection with Mr. Caton’s recruitment to the company in 2005. $397,500 represents the guaranteed portion of the 2006 AI award and $551 represents a discretionary payment determined by the compensation committee and made at the same time as 2006 AI.

(7) Represents a discretionary payment determined by the compensation committee and made at the same time as 2006 AI.

(8) Includes $10,000 for country club dues reimbursement and $4,174 for the tax gross-up on this reimbursement in connection with Mr. Caton’s promotion to CFO.

(9) Represents the third and final sign-on bonus installment in connection with Mr. Kapur’s recruitment to Navistar in 2003.

(10) Includes a $900,000 lump sum payment Mr. Kapur received to compensate him for losses incurred in connection with his relocation upon joining us.

Grants of Plan-Based Awards Table–2007

The following table complements the disclosure set forth in columns captioned Stock Awards and Option Awards of the Summary Compensation Table within this proxy statement. Since March 1, 2006, we have been subject to the Blackout Period. Because of the Blackout Period, no stock option or grant awards were made in 2007.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
Name		Threshold ($)	Target ($)	Maximum ($)
Daniel C. Ustian	–	$ 309,375	$ 1,125,000	$ 2,250,000	–	–
William A. Caton	–	149,198	628,200	1,256,400	–	–
Deepak T. Kapur	–	114,975	613,200	1,226,400	–	–
John J. Allen	–	84,975	453,200	906,400	–	–
Pamela J. Turbeville	–	66,154	407,100	814,200	–	–

(1) The amounts represent compensation opportunity for 2007 under the Annual Incentive Plan. For additional information regarding such awards, see “Compensation Discussion and Analysis–Annual Incentives” within this proxy statement.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table provides information on the holdings of stock options and stock awards by our named executive officers as of the end of fiscal 2007. The table includes unexercised and unvested stock option awards, unvested restricted stock and premium share units (“PSUs”). In general, our Executive Stock Ownership Program requires all of our executives, including our named executive officers to acquire, by direct purchase or through salary or annual bonus reduction, an ownership interest in Navistar by acquiring a designated amount of our common stock at specified timelines. Participants are required to hold such stock for the entire period in which they are employed by us. PSUs may be awarded under the PIP Plan to participants who complete their ownership requirement on an accelerated basis. PSUs vest in equal installments on each of the first three anniversaries of the date on which they are awarded. Each vested PSU will be settled by delivery of one share of common stock. Such settlement will occur within ten days after a participant’s termination of employment or at such later date as required by Internal Revenue Code Section Rule 409A.

The vesting information for each grant is provided in the footnotes to this table, based on the option or stock award grant date. The market value of the stock awards is based on the closing price of our common stock as of October 31, 2007, which was $63.00. For additional information about the stock option awards, PSUs, and stock awards, see the description of long-term incentive compensation in the “Compensation Discussion and Analysis” within this proxy statement.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)(1)(2)			Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested (#)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)
Name	Exercisable	Unexercisable	Grant Date
Daniel C. Ustian	2,474	—	12/14/1999	$40.4063	12/14/2009	—	—
	41,626	—	12/14/1999	40.4063	12/15/2009	—	—
	8,680	—	10/03/2000	36.7200	12/16/2008	—	—
	2,217	—	10/03/2000	36.7200	12/17/2007	—	—
	4,713	—	12/12/2000	21.2200	12/12/2010	—	—
	32,953	—	12/12/2000	21.2200	12/13/2010	—	—
	61,983	—	12/11/2001	38.2000	12/12/2011	—	—
	2,617	—	12/11/2001	38.2000	12/11/2011	—	—
	7,204	—	4/16/2002	44.1500	04/17/2012	—	—
	2,873	—	12/10/2002	26.3850	12/10/2012	—	—
	106,027	—	12/10/2002	26.3850	12/11/2012	—	—
	58,100	—	02/19/2003	23.9650	02/20/2013	—	—
	133,905	—	12/09/2003	42.8850	12/10/2013	—	—
	2,895	—	12/09/2003	42.8850	12/09/2013	—	—
	91,200	45,600	12/14/2004	40.9150	12/14/2014	—	—
	91,200	45,600	10/18/2005	26.1500	10/18/2015	—	—
Total:	650,667	91,200				—	—
William A. Caton	31,800	15,900	10/31/2005	27.4000	10/31/2015	23,273	1,466,199
Deepak T. Kapur	12,233	—	09/02/2003	44.6600	09/03/2013	—	—
	40,707	—	12/09/2003	42.8850	12/10/2013	—	—
	6,993	—	12/09/2003	42.8850	12/09/2013	—	—
	31,800	15,900	12/14/2004	40.9150	12/14/2014	—	—
	31,800	15,900	10/18/2005	26.1500	10/18/2015	—	—
Total:	123,533	31,800				—	—
John J. Allen	6,694	—	12/14/1999	40.4063	12/15/2009	196	12,348
	2,400	—	12/11/2001	38.2000	12/11/2011	—	—
	3,188	—	12/10/2002	26.3850	12/10/2012	—	—
	8,679	—	12/10/2002	26.3850	12/11/2012	—	—
	7,505	—	12/09/2003	42.8850	12/10/2013	—	—
	2,895	—	12/09/2003	42.8850	12/09/2013	—	—
	3,096	—	03/18/2004	45.6100	12/12/2011	—	—
	4,168	—	03/18/2004	45.6100	12/11/2012	—	—
	31,800	15,900	12/14/2004	40.9150	12/14/2014	—	—
	31,800	15,900	10/18/2005	26.1500	10/18/2015	—	—
Total:	102,225	31,800				196	12,348
Pamela J. Turbeville	6,537	—	06/09/1998	28.8750	06/10/2008	—	—
	7,727	—	12/15/1998	25.8750	12/15/2008	—	—
	2,474	—	12/14/1999	40.4063	12/14/2009	—	—
	2,760	—	12/14/1999	40.4063	12/15/2009	—	—
	4,714	—	12/12/2000	21.2200	12/12/2010	—	—
	20,195	—	12/12/2000	21.2200	12/13/2010	—	—
	2,617	—	12/11/2001	38.2000	12/11/2011	—	—
	38,583	—	12/11/2001	38.2000	12/12/2011	—	—
	2,873	—	12/10/2002	26.3850	12/10/2012	—
	48,627	—	12/10/2002	26.3850	12/11/2012	—
	28,005	—	12/09/2003	42.8850	12/10/2013	—	—
	2,895	—	12/09/2003	42.8850	12/09/2013	—	—
	20,600	10,300	12/14/2004	40.9150	12/14/2014	—	—
	19,274	—	03/15/2005	42.4900	12/15/2009	—	—
	11,009	—	09/16/2005	34.1300	12/16/2008	—	—
	10,331	—	09/16/2005	34.1300	12/13/2010	—	—
	20,600	10,300	10/18/2005	26.1500	10/18/2015	—	—
Totals	249,821	20,600

(1) All options, other than restoration options, become exercisable under the following schedule: one-third on each of the first three anniversaries of the date of grant. In the event an optionee exercises a non-qualified option with already-owned shares, he or she may be eligible to receive restoration options, if at the time of exercise an election was made to restore the exercised options. Restoration options contain the same expiration dates and other terms as the options they replace except that they have an exercise price per share equal to the fair market value of the common stock on the date the restoration option is granted and become exercisable in full six months after they are granted or, if sooner, one month before the end of the remaining term of the options they replace.

(2) The vesting dates of outstanding unexercisable stock options and unvested restricted stock and unvested premium share units at October 31, 2007 are as follows:

Name	Type of Award	Grant Date	Number of Unexercised or Unvested Shares Remaining from Original Grant	Number of Shares Vesting and Vesting Date in 2007	Number of Shares Vesting and Vesting Date in 2008
Daniel C. Ustian	Option	12/14/2004	45,600	45,600 – 12/14/2007
	Option	10/18/2005	45,600		45,600 – 10/18/2008

William A. Caton	Option	10/31/2005	15,900		15,900 – 10/31/2008

	Restricted Stock	10/31/2005	17,640		17,640 – 10/31/2008

	Premium Share Unit	11/23/2005	5,633	2,816 – 11/23/2007	2,817 – 11/23/2008
Deepak T. Kapur	Option	12/14/2004	15,900	15,900 – 12/14/2007
	Option	10/18/2005	15,900		15,900 – 10/18/2008

John J. Allen	Premium Share Unit	5/26/2005	196		196 – 5/26/2008

	Option	12/14/2004	15,900	15,900 – 12/14/2007

	Option	10/18/2005	15,900		15,900 – 10/18/2008
Pamela J. Turbeville	Option	12/14/2004	10,300	10,300 – 12/14/2007
	Option	10/18/2005	10,300		10,300 – 10/18/2008

Option Exercises and Stock Vested Table–2007

The following table provides information for our named executive officers on stock option exercises during fiscal 2007, including the number of shares acquired upon exercise and the value realized and the number of shares acquired upon the vesting of restricted stock and premium share units and the value realized by the executive before payment of any applicable withholding tax and broker commissions based on the fair market value (or market price) of our stock on the date of exercise or vesting, as applicable.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daniel C. Ustian	—	$—	—	$—
William A. Caton(1)	—	—	20,455	1,197,849
Deepak T. Kapur	—	—	—	—
John J. Allen(2)	—	—	516	24,340
Pamela J. Turbeville	—	—	—	—

(1) Upon the vesting of restricted stock, Mr. Caton acquired 17,639 shares with a market price of $63.00 per share on October 31, 2007. Upon the vesting of premium share units, Mr. Caton acquired 2,816 shares with a market price of $30.75 per share on November 23, 2006. The premium share units will be delivered to Mr. Caton in the form of common stock within 10 days after he terminates employment with the company.

(2) Upon the vesting of premium shares units, Mr. Allen acquired 118 shares with a market price of $35.28 per share on January 7, 2007, 202 shares with a market price of $39.97 per share on March 18, 2007, and 196 shares with a market price of $61.75 per share on May 26, 2007. The premium share units will be delivered to Mr. Allen in the form of common stock within 10 days after he terminates employment with the company.

Pension Benefits–2007

The pension plans are currently being amended to reflect International Truck and Engine Corporation’s name change to Navistar, Inc. The table below sets forth information on the pension benefits for the named executive officers under each of the following pension plans:

•

International Truck and Engine Corporation Retirement Plan for Salaried Employees (“RPSE”). The RPSE is a funded and tax qualified defined benefit retirement program that covered approximately 1,500 eligible employees as of December 31, 2006. The plan provides benefits primarily based on a formula that takes into account the employee’s years of service, final average earnings and a percentage of final average earnings per year of service (accrual rates). The table below summarizes the benefit accrual rates under the RPSE.

RPSE Benefit as Percent of Final Average Pay

	Prior to 1989	After 1988	Maximum
Rate of Benefit Accrual per Year of Service	2.4%	1.7%	60%

The eligible earnings are averaged over the highest 60 consecutive months within the final 120 consecutive months prior to retirement. Eligible earnings include base compensation and specifically exclude AI Plan compensation. Such compensation may not exceed an IRS-prescribed statutory limit applicable to tax-qualified plans ($225,000 for 2007). The resulting benefit is offset by a percentage of estimated or actual Social Security benefits. The percentage offset is equal to 1.7% for each year of service with a maximum offset equal to 60% of Social Security benefits.

The accumulated benefit an employee earns over his or her career with the company is payable starting after retirement on a monthly basis for life, or over the lifetime of the employee and his or her spouse, with a percentage of the benefit payable to the spouse should the employee pre-decease his or her spouse. The normal retirement age as defined in this plan is 65. If an employee has at least “85 points” (points are age plus years of service) or has at least 30 years of service, retirements may occur at age 62 without any reductions in benefits. Employees vest in the RPSE after five years of qualifying service. In addition, the plan provides for a supplemental amount payable during an employee’s period of retirement prior to and until age 62. The RPSE is closed to new participants. The RPSE is available only to employees who were hired prior to January 1, 1996. Additionally, effective January 1, 2005, service has been limited to that as of December 31, 2004, for the employees who were hired prior to January 1, 2005 and were under age 45 as of January 1, 2005.

Benefits under the RPSE are subject to the limitations imposed under Section 415 of the Internal Revenue Code. The Section 415 limit for 2007 is $180,000 per year for a single life annuity payable at an IRS-prescribed retirement age. This ceiling may be actuarially adjusted in accordance with IRS rules for items such as employee contributions, other forms of distributions and different starting dates.

Of the named executive officers, Messrs. Ustian and Allen participate in the RPSE.

•

International Truck and Engine Corporation Managerial Retirement Objective Plan (“MRO”). We offer the MRO to approximately 300 eligible managers and executives. The MRO provides for retirement benefits not covered by or amounts above those under our tax-qualified pension plan (“RPSE”). The MRO is unfunded and is not qualified for tax purposes. Benefits payable under this program are equal to the excess of (i) the amount that would be payable in accordance with the terms of the RPSE, disregarding the limitations imposed under the Internal Revenue Code over (ii) the retirement benefit actually payable under the RPSE, taking such Internal Revenue Code limitations into account. Additionally, AI Plan payments are included in the definition of eligible compensation for MRO purposes while AI Plan payments are not included in the determination of the RPSE benefits. During 1999 and 2000, the board reviewed the AI Plan compensation arrangements. As a result of this review, changes were made in the incentive compensation program and at the same time limitations were imposed on the amount of annual compensation payments that may be recognized for purposes of determining the executive’s MRO benefits. Commencing with payments made after 1999, only a fraction of the AI Plan compensation paid is considered when determining final average compensation and such adjusted AI Plan compensation is subject to a cap determined as a percentage of the executive’s annualized base salary. The fraction and the cap depend on the executive’s organization level in the company. Benefits under the MRO are payable at the same time and in the same manner as the RPSE.

An executive must have been hired by us prior to January 1, 1996 to be eligible to participate in the MRO. Executives who were under age 45 as of December 31, 2004 no longer participate in this program. They now participate in a program described later titled the Supplemental Retirement Accumulation Plan. An executive will generally not be eligible for benefits under the MRO if he or she voluntarily terminates employment prior to reaching age 55 and having completed 10 years of service. Normal retirement age, early commencement, and eligibility for unreduced early commencement conditions are generally the same as those in the RPSE.

Of the named executive officers, Messrs. Ustian and Allen participate in the MRO.

•

International Truck and Engine Corporation Supplemental Executive Retirement Plan (“SERP”). The SERP is designed as a pension supplement to attract and retain key executives. Executives eligible for the program are those who meet a certain job classification on their date of hire. The SERP is unfunded and is not qualified for tax purposes. An eligible executive’s benefit under the SERP is equal to a percentage of his or her final average compensation. The final average compensation is computed similarly to that in the MRO plan. The following table summarizes the determination of the total percentage of final average compensation as the sum of the accrual rates.

	Up to Age 55	On or After Age 55
Each Year of Age	1/2%	1%
Each Year of Service	1/2%	1%

In no event shall the total percentage be greater than 50%.

That resulting benefit is offset by 50% of the executive’s Social Security benefit, and any defined benefit pension plan (qualified or non-qualified) of the company or any prior employer. The benefit is also offset by the actuarial equivalent of any of our defined contribution pension plans (qualified or non-qualified) or that of any prior employer that is funded by the employer’s contributions and is an integral part of the employer’s retirement program. Normal retirement age is 65 and the program allows for an earlier commencement of payments.

Of the named executive officers, Messrs. Caton and Kapur, and Ms. Turbeville participate in the SERP.

•

Other Retirement Income Programs. Any employee not represented by a labor union and who was hired on or after January 1, 1996 will not participate in any defined benefit pension plan sponsored by us. His or her primary retirement income is derived from age-weighted employer contributions into a 401(k) plan account, such as the International Truck and Engine Corporation Retirement Accumulation Plan (“RAP”). Additionally, for those individuals whose employer contributions would be limited by the Internal Revenue Code, the Supplemental Retirement Accumulation Plan provides for contributions in excess of the Internal Revenue Code limitations. This plan is described in more detail within the Non-Qualified Deferred Compensation section of this proxy statement.

Of the named executive officers, Messrs. Caton and Kapur, and Ms. Turbeville participate in the RAP.

No pension benefits were paid to any of the named executive officers in 2007. We do not have a policy for granting extra pension service.

The amounts reported in the table below equal the present value of the accumulated benefit at October 31, 2007, for the named executive officers under each plan based on the assumptions described in footnote 1 below the table:

Pension Benefits Table —Year Ending October 31, 2007

Named Executive Officers	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)(1)
Daniel C. Ustian	International Truck and Engine Corporation Retirement Plan for Salaried Employees	34.7	$872,827
	International Truck and Engine Corporation Managerial Retirement Objective Plan	34.7	4,343,725
William A. Caton	International Truck and Engine Corporation Supplemental Executive Retirement Plan	2.0	1,273,400
Deepak T. Kapur	International Truck and Engine Corporation Supplemental Executive Retirement Plan	4.4	1,444,531
John J. Allen	International Truck and Engine Corporation Retirement Plan for Salaried Employees	27.8	513,747
	International Truck and Engine Corporation Managerial Retirement Objective Plan	27.8	544,433
Pamela J. Turbeville	International Truck and Engine Corporation Supplemental Executive Retirement Plan	9.6	949,463

(1) The accumulated benefit is based on service and earnings (defined as base compensation and AI Plan compensation), if any and if applicable, considered by the plans for the period through October 31, 2007. The present value has been calculated assuming the named executive officer begins receiving benefits at the earliest retirement age whereupon he or she will receive unreduced pension benefits (in general this is age 62). Also, the benefit is assumed payable under the available forms of annuity consistent with the assumptions as described in Note 11, Postretirement benefits to our Annual Report on Form 10-K for the fiscal year ended October 31, 2007. As described in such note, the discount rate is 6.1% for each of the RPSE, MRO, and SERP. The post-retirement mortality assumption is based on the RP-2000 Combined Mortality Table projected at 50% of scale AA.

Non-Qualified Defined Contribution and Other Non-Qualified Deferred Compensation Plans–Year Ending October 31, 2007

The non-qualified plans are currently being amended to reflect International Truck and Engine Corporation’s name change to Navistar, Inc. The table below provides information on the non-qualified deferred compensation of our named executive officers in 2007. We sponsor the following non-qualified deferred compensation programs:

•

International Truck and Engine Corporation Supplemental Retirement Accumulation Plan (“SRAP”). The SRAP became effective on January 1, 2005 with the primary purpose to provide executives, including our named executive officers, with contributions equal to the amount by which their annual company age-weighted contributions are limited under our qualified defined contribution plans because of Internal Revenue Code limitations. The SRAP is unfunded and is not qualified for tax purposes. A bookkeeping account balance is established for each participant. The account balance is credited with notional contributions and notional interest. The SRAP does not permit any participants to electively defer any of their base compensation or bonuses. Until December 31, 2007, the interest crediting rate is 7.5% per annum compounded on a daily basis. The interest crediting rate was set at 7.5% for the first three years as that was the discount rate used to design the SRAP as a comparable replacement for the MRO. The interest crediting rate constitutes an “above-market interest rate” under the Internal Revenue Code. A participant will generally not be eligible for benefits under the SRAP if he or she terminates employment prior to reaching age 55 and completing 10 years of service. At retirement, each participant will be eligible for a lump-sum payment equal to the bookkeeping account balance.

Participants who were hired on or after January 1, 1996, and are eligible for the SRAP as of January 1, 2005, were provided with an opening account balance equal to the accumulated contributions, without interest, they would have received had the program been in place since their date of hire. Effective January 1, 2005, executives who were hired prior to January 1, 1996 and were underage 45 on December 31, 2004 ceased participation in the MRO and now participate in the SRAP. These individuals receive an adjustment to their notional contributions. The adjustment is a “Points Multiplier” designed to provide them with value from the SRAP comparable to what they would have received had they continued to participate in the MRO until they reached age 62.

The named executive officers cannot withdraw any amounts from their bookkeeping account balances until they either retire or otherwise terminate employment with us. No withdrawals or distributions were made in 2007.

•

Premium Share Units (“PSU”). In general, our Executive Stock Ownership Program requires all of our executives, including our named executive officers to acquire, by direct purchase or through salary or annual bonus reduction, an ownership interest in the company by acquiring a designated amount of our common stock at specified timelines. Participants are required to hold such stock for the entire period in which they are employed by us. PSUs may be awarded under the 2004 Performance Incentive Plan to participants who complete their ownership requirement on an accelerated basis. PSUs vest in equal installments on each of the first three anniversaries of the date on which they are awarded. Each vested PSU will be settled by delivery of one share of common stock. Such settlement will occur within 10 days after a participant’s termination of employment or at such later date as required by Internal Revenue Code Section Rule 409A.

•

Deferred Share Units (“DSU”). Under the Restoration Stock Option Program, participants generally may exercise vested options by presenting shares that have a total market value equal to the applicable option exercise price times the number of options. Restoration options are then granted at the then current fair market price in an amount equal to the number of shares held by the option holder for at least six months that were presented to exercise the original option, plus the number of shares that are withheld for the required tax liability. Participants who hold non-qualified stock options that were vested prior to December 31, 2004 may also defer the receipt of shares of our common stock due in connection with a restoration stock option exercise of these options. Participants who elect to defer receipt of these shares receive DSUs. DSUs are awarded under the 2004 Performance Incentive Plan. DSUs are credited into the participant’s account at the then current market price. The DSUs are generally distributed to the participant in the form of our common stock at the date specified by the participant at the time of his or her election to defer. During the deferral period, the participants will have no right to vote the stock, to receive any dividend declared on the stock, and no other right as a shareholder.

Non-Qualified Deferred Compensation Table

Year Ending October 31, 2007
Named Executive Officers(1)	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Balance As of Last Fiscal Year End(4)
Daniel C. Ustian	N/A	$–	$ 1,062,015	$1,896,993
William A. Caton	N/A	22,243	299,381	555,915
Deepak T. Kapur	N/A	23,760	216,323	502,987
John J. Allen	N/A	–	211,620	378,000
Pamela J. Turbeville	N/A	11,235	145,514	391,795

(1) All named executive officers participate in the Executive Stock Ownership Program and are eligible to acquire PSUs. Only Mr. Caton, Mr. Kapur, and Ms. Turbeville participate in the SRAP.

(2) Our contributions represent the sum of any notional contribution credits to the SRAP during the year and the value, based on our common stock share price at year end, of the PSUs granted during the year.

(3) “Aggregate Earnings” represent the notional interest credits during the year for participants in the SRAP, if applicable, plus the change in value from the beginning of the year to the end of the year in the PSUs and/or DSUs held by each named executive officer. For the SRAP, “Aggregate Earnings in Last Fiscal Year” is the interest credited to each named executive officer from the beginning of the fiscal year until the end of the fiscal year at a 7.5% interest crediting rate. “Aggregate Earnings in Last Fiscal Year” for purposes of the PSU is the aggregate change in value of the PSUs held during the year. Please refer to the Summary Compensation table within this proxy statement for the above-market portion of those interest payments in 2007.

(4) The “Aggregate Balance as of Last Fiscal Year End” consists of the sum of each named executive officer’s notional account balance in the SRAP at the end of the year and the value at year end of the outstanding PSUs and/or DSUs.

Potential Payments upon Termination or Change-in-Control

This section discusses the nature and estimated value of payments and benefits for each of our named executive officers in the event of termination of such executive’s employment or a change in control of the company. The types of employment termination situations include:

•	Voluntary termination
•	Involuntary for-cause termination
•	Retirement and early retirement
•	Involuntary not-for-cause termination
•	Good reason termination
•	Termination related to a change in control
•	Termination in the event of disability or death.

To estimate a value of the payments and benefits provided by us to each executive in the event of each type of termination, the event causing the termination or the change in control is assumed to have occurred on October 31, 2007. The values thus include amounts earned through such time and are estimates of the amounts which would be provided to the executives upon their termination. Such estimates are considered forward-looking information that fall within the safe harbors for disclosure of such information. The actual amounts of payments and benefits can only be determined at the time the relevant termination event occurs.

To assure stability and continuity of management, we entered into Executive Severance Agreements (“ESA”) with each of our named executive officers. The ESAs provide that if the executive officer’s employment is terminated by us for any reason other than for cause, as defined in the ESA, the officer will receive a lump sum payment (the “Severance Payment”) varying in amounts from 150% of the sum of her annual base salary plus annual target bonus plus a pro rata portion of the annual target bonus (for Ms. Turbeville) to 200% of the sum of his annual base salary plus annual target bonus plus a pro rata portion of the annual target bonus (for Messrs. Ustian, Caton, Kapur, and Allen) in addition to other benefits described below.

If a named executive officer’s employment is terminated without cause by us within three years after a “change in control” or prior thereto in anticipation of a change in control, the executive officer would receive a lump sum payment (the “Change in Control Payment”) equal to the greater of: (i) a pro rata portion of the executive officer’s annual target bonus plus the sum of three times the executive officer’s current annual base salary plus annual target bonus or (ii) 295% of the executive officer’s average annual compensation during the previous five years. The ESA also provides for a cash payment equal to the amount necessary to ensure that the foregoing payments are not subject to reduction due to the imposition of excise taxes payable under Internal Revenue Code Section 4999 or any similar tax. The definition of a “change in control” under the ESA includes the acquisition by any person or group of securities of the company representing 25% or more of the combined voting power of the company’s then outstanding securities. Each ESA potentially expires on June 30 of the then current year, but is renewed automatically for successive one-year periods unless the board, six months prior to the renewal date, elects not to renew it.

Effective December 31, 2007, we amended our ESAs based upon industry best practice and compliance with Internal Revenue Code Section 409A. Terminologies such as separation of service, good reason termination, and constructive termination have been updated to comply with Section 409A including safe harbor language. We have also included non-disparagement, non-solicitation and cooperation, and non-compete language. In general “change in control” under the revised ESA is deemed to have occurred if (a) any “person” or “group” is or becomes the “beneficial owner” representing 25% or more of the voting power of the then outstanding securities, (b) certain individuals (as defined) cease to constitute  3/4 of the number of Directors then serving on the board, (c) any complete dissolution or liquidation of the company (as defined), and (d) as a result of a defined change in control transaction, the members of the board cease to constitute the majority of the board. The Change in Control Payment is calculated as the sum of the pro rata portion of the executive officer’s annual target bonus plus three times the executive officer’s current annual base salary plus annual target bonus. We have maintained the automatic renewal feature of the ESA, except that the board now has the ability to decide to not renew it one month prior to the renewal date, whereas previously, the board had to determine this six months prior.

Summary of the Circumstances, Rights and Obligations Attendant to Each Type of Termination

•

Voluntary and Involuntary (For Cause) Termination: A named executive officer may terminate his or her employment at any time and we may terminate a named executive officer at any time pursuant to the “at will” employment arrangement. We are not obligated to provide the executive with any additional or special compensation or benefits upon a voluntary termination by the executive or involuntary (for cause) termination by us. All compensation, bonuses, benefits, and perquisites cease upon a voluntary termination by the executive or involuntary (for cause) termination by us. In general, in the event of either such termination, a named executive officer would:

-	Be paid the value of unused vacation;
-	Not be eligible for an annual incentive payment if the termination occurred prior to year end or if the termination occurred after year end and prior to the payment date;
-	Be able to exercise vested stock options for three months following a voluntary termination;
-	Forfeit any unvested stock options; and
-	Forfeit any unvested restricted stock.

As defined in the ESA, the term “cause” means that the reason for the Executive’s termination was for (i) willful misconduct involving an offense of a serious nature, (ii) conviction of a felony as defined by the United States of America or by the state in which the executive resides, or (iii) continued intentional failure to substantially perform required duties with the company and its subsidiaries. Effective December 31, 2007, “cause” means the reason for the executive’s termination was for (i) willful misconduct involving an offense of a serious nature that is demonstrably and materially injurious to the company, (ii) conviction of, or entry of a plea of guilty or nolo contendere to, a felony as defined by the United States of America or by the laws of the State or other jurisdiction in which the executive is so convicted, or (iii) continued intentional failure to substantially perform required duties after written demand to so perform.

The named executive officers would not receive any cash severance in the event of either a voluntary or involuntary (for cause) termination of employment.

•	Retirement and Early Retirement: If a named executive officer terminates employment due to retirement, then the officer would generally be eligible to receive:

-	The value of unused vacation;
-	Monthly income from any defined benefit pension plans, both tax-qualified and non-tax qualified, that the executive participated in solely to the extent provided under the terms of such plans; and
-	Lump sum distributions from any defined contribution plans, both tax-qualified and non-tax qualified, that the executive participated in solely to the extent provided under the terms of such plans.

Retirement and early retirement is defined in the respective plans in which the executive participate. In addition, if an executive meets the “qualified retirement” definition under the PIP Plan and holds outstanding stock options, he or she may exercise those stock options to the extent that those stock options are exercisable or become exercisable in accordance with their terms, at any time during the term of the option grant. If he or she holds restricted stock or stock units, they will continue to vest according to the terms of the restricted stock grant.

•

Involuntary Not-For-Cause Termination or Good Reason Termination: If the employment of a named executive officer is terminated due to either an involuntary, not-for-cause termination by us or a good reason (as defined below) termination by the executive, then the officer would generally be eligible to receive:

-	The Severance Payment;
-	Twelve months of continued health insurance and life insurance;
-	Outplacement counseling;
-	The value of unused vacation;
-	The right to exercise vested stock options for three months; and
-

Upon meeting certain conditions, an executive participating in a defined benefit pension plan, both tax-qualified or non-tax-qualified, will continue to grow into eligibility to retire early under each plan’s early retirement provisions for active employees but solely to the extent provided under the terms of such plans.

In addition, the officer would forfeit any unvested stock options and any unvested restricted stock.

As defined by the ESA, the term “good reason” means the executive’s termination of his or her employment if we: (i) reduce the executive’s base salary by 10% or more in one reduction or in a series of reductions over a period of time or

(ii) take action which makes the executive ineligible to participate on the same basis in incentive plans or bonuses in which his or her peers as a group participate. Effective December 31, 2007, “good reason” means the executive’s termination of his or her employment if we: (i) reduce the executive’s base salary by 10% or more or (ii) take action which is a material diminution in the executive’s authority.

•

Termination Related to a Change in Control: If the employment of a named executive officer is involuntarily terminated for any reason other than for cause or if a Constructive Termination occurs in the event of a change in control, the executive officer would generally be eligible to receive:

-	The Change in Control Payment;
-	Twelve months of the flexible perquisite payment;
-	Thirty-six months of continued health insurance and life insurance coverage;
-	Outplacement counseling;
-	Reimbursement of any excise tax imposed by Section 4999 of the Internal Revenue Code and any taxes on the reimbursement, generally referred to as an Internal Revenue Code Section 280G gross-up;
-	The value of unused vacation;
-

Acceleration of the exercisability of options that would otherwise have vested over a period of three years from the date of the change in control had the executive continued employment for that period; and

-

The value of any non-tax-qualified pension plan that the executive participates in payable in a single lump sum payment. The value is determined by assuming the executive has three additional years of service and is three years older at the time of the change in control. This single sum payment is in addition to the right to accrued benefits under the non-tax-qualified plan. (See below for more detail).

-

As defined in the ESA, “Constructive Termination” means the occurrence during the 36 months after a change in control, of any of the following events: (i) a material change, adverse to the executive, such as the executive’s title, nature of responsibilities, (ii) the company reduces the executive’s annual base salary or annual total compensation, (iii) the executive becomes ineligible to participate in bonus or benefit plans, and (iv) the company requires the executive to be based anywhere more than 45 miles from the executive’s office. Effective December 31, 2007, a “Constructive Termination” means the occurrence of any of the following events or conditions: (i) a material dimunition in the executive’s authority, duties or responsibilities, (ii) the executive’s base salary is reduced by 10% or more, (iii) a material breach of this agreement, and (iv) the executive is required to be based more than 45 miles from the location of either the executive’s office or company headquarter office.

•	Disability and Death:

-

If a named executive officer is disabled and is prevented from working for pay or profit in any job or occupation, he or she may be eligible for our “Non-Represented Employee Disability Benefit Program” which provides for short-term and long-term disability (“LTD”) benefits. Our named executive officers are not covered under a separate program. While covered under an LTD, a named executive officer is eligible for 60 percent of his or her base salary reduced (or offset) by other sources of income, such as social security disability. In the event of a total and permanent disability as defined by this program, a named executive officer may exercise outstanding stock options any time within three years after such termination. In the event a named executive officer has restricted stock, or restricted stock units, the restricted stock or stock units will continue to vest according to the terms of the grant. In addition, while classified as disabled, the named executive officer continues to accrue benefits under the defined benefit plans.

-

In the event of death, a beneficiary of the named executive officer may exercise an outstanding stock option at any time within a period of two years after death. Restricted stock or stock units will vest as of the date of death and all restrictions lapse and the restricted stock or stock units will be immediately transferable to the named executive officer’s beneficiary or estate. The named executive officer’s beneficiary will also be eligible for a pro-rata annual incentive payment based upon the number of months the named executive officer was an active employee during the year. The executive’s beneficiary will also receive surviving spouse benefits under the defined benefit and defined contribution plans solely to the extent provided in those plans.

The table below shows the estimated cash payments that our named executive officers would receive if their employment were terminated under various circumstances. In accordance with SEC regulations, we have not provided an estimate of the value of any payments or benefits that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees.

Summary of the Value of Cash Payments as of October 31, 2007

Estimated Value
Named Executive Officer	Death, Voluntary Termination, & Involuntary for Cause Termination	Disability(1)	Involuntary not-for-Cause Termination or Good Reason Termination(2)	Termination Related to a Change in Control(3)(4)
Daniel C. Ustian	–	$675,000	$5,962,500	$21,967,008
William A. Caton	–	376,920	3,046,770	7,089,387
Deepak T. Kapur	–	367,920	2,606,100	8,845,138
John J. Allen	–	271,920	1,926,100	5,469,764
Pamela J. Turbeville	–	244,260	1,272,188	6,423,658

(1) This amount is 60% of annualized base salary as of October 31, 2007 and is not offset by other sources of income, such as social security. It represents the amount that would be paid annually over the term of the disability.

(2) This calculation, as described in the ESA, is 150% to 200% of the sum of the executive’s annual base salary plus annual target bonus plus a pro rata portion of the annual target bonus.

(3) The Change in Control calculation, as defined in the ESA, is 300% of the sum of the executive’s annual base salary plus annual target bonus plus a pro rata portion of the annual target bonus. This amount also includes the extra non-qualified pension payment as disclosed in the “Summary of Lump Sum Payable in Addition to Payments under the Non-Qualified Pension Plans under a Change in Control on October 31, 2007” plus the Internal Revenue Code Section 280G tax gross-up, if any.

(4) Based upon changes in our revised ESA effective December 31, 2007, these payments would be as follows: $20,547,799 for Mr. Ustian, $7,089,387 for Mr. Caton, $8,215,869 for Mr. Kapur, $4,999,595 for Mr. Allen, and $6,032,157 for Ms. Turbeville.

The table below shows the estimated value of equity incentives held by our named executive officers as of October 31, 2007, including the value of equity incentives that our named executive officers (or their beneficiaries) would receive if the executives’ employment were terminated under various circumstances.

Summary of Equity Values as of October 31, 2007

Estimated Value of Equity Incentives Held by Executives

Named Executive Officer	Vested Stock Options(1)	Unvested Stock Options(1)	Restricted Stock(2)
Daniel C. Ustian	$18,976,227	$2,687,436	$–
William A. Caton	1,132,080	566,040	1,111,320
Deepak T. Kapur	3,057,972	937,067	–
John J. Allen	2,854,922	937,067	–
Pamela J. Turbeville	7,423,336	607,031	–

(1) The per share value for options is equal to the difference between the option exercise price and the closing price as of the last day of the fiscal year (October 31, 2007), which was $63.00 per share. Please refer to the Outstanding Equity Awards Table for more information on this subject. The value of the equity incentives provided above does not include any additional value for the extended period to exercise vested options that would be provided upon the named executive officer’s death or disability.

(2) The value of restricted stock is based on the October 31, 2007 closing price of $63.00 per share.

Additional Information about Certain Benefits Upon Termination.

The Pension Benefits Table and corresponding information within this proxy statement describes the general terms of each pension plan in which the named executive officers participate, the years of credited service, and the present value of each named executive’s accumulated pension benefit assuming payment at age 62, the earliest age at which unreduced pension benefits may be paid. Each named executive officer will be entitled to the same benefits that all participants would receive under the terms of each plan with the exception of a termination in connection with a change in control.

For a termination related to a change in control, the named executive officers will receive a lump sum payment of the actuarial present value of their benefits under each non-qualified pension plan based on assuming that each of their ages are three years older and that each has three more years of credited service when determining the amount of their benefit. The following table summarizes the amount of the lump sum payment each named executive officer would receive assuming a termination related to a change in control occurred on October 31, 2007. The figures in the following table are included in the figures in the “Termination Related to a Change in Control” row in the “Summary of the Value of Cash Payments as of October 31, 2007” table above.

Summary of the Lump Sum Payable in Addition to Payments under the Non-Qualified Pension Plans

If a Change in Control Had Occurred on October 31, 2007

Named Executive Officer	Lump Sum Payment
Daniel C. Ustian	$6,733,706
William A. Caton	2,780,627
Deepak T. Kapur	2,661,842
John J. Allen	1,018,082
Pamela J. Turbeville	2,139,190

Summary of Surviving Spouse Benefits under the Pension Plans

If a Death Occurred as of October 31, 2007

Named Executive Officer	Value(1)
Daniel C. Ustian	$4,649,426
William A. Caton	—
Deepak T. Kapur	—
John J. Allen	216,183
Pamela J. Turbeville	—

(1) Messrs. Ustian and Allen are participants in the defined benefit pension plan that provide surviving spouse benefits. Messrs. Caton and Kapur participate in our defined contribution plans as well as one of our defined benefit plans but have not yet met the service requirement to be eligible for surviving spouse benefits. Ms. Turbeville also participates in our defined contribution plans and a defined benefit plan but is not currently eligible for such surviving spouse benefits.

Summary of Additional Benefits upon Certain Terminations or Change in Control

Benefits Related to an Involuntary Not-for-Cause or Good Reason Termination Unrelated to a Change in Control

Named Executive Officer	Incremental Health Benefits for 12 Months(1)	Incremental Life Insurance Benefit for 12 Months(2)	Outplacement Counseling(3)
Daniel C. Ustian	$8,459	$20,543	$27,000
William A. Caton	8,459	10,579	27,000
Deepak T. Kapur	12,576	9,210	27,000
John J. Allen	11,410	4,542	27,000
Pamela J. Turbeville	3,666	7,435	27,000

(1) These amounts represent the company’s cost and do not include the portion that the officer would pay for this 12 month extension of coverage. As a comparison, non-represented employees that are eligible for severance benefits under the company’s Income Protection Plan are also eligible for a 12 month extension of coverage.

(2) Company provided life insurance at five times base salary. Coverage may continue for 12 months for a termination following an involuntary not-for-cause termination or good reason termination.

(3) This represents our cost for executive level outplacement counseling and services. As a comparison, non-represented employees that are eligible for severance benefits under the Income Protection Plan are also eligible for outplacement counseling and services, however, the duration of services vary by organization level.

Benefits Related to a Termination in Connection with a Change in Control

Named Executive Officer	Incremental Health Benefits For 36 Months(1)	incremental Life Insurance Benefit for 36 Months(2)	Outplacement Counseling(3)
Daniel C. Ustian	$25,377	$61,629	$27,000
William A. Caton	25,377	31,737	27,000
Deepak T. Kapur	37,727	27,630	27,000
John J. Allen	34,230	13,626	27,000
Pamela J. Turbeville	10,997	22,305	27,000

(1) These amounts represent the company’s cost and do not include the portion that the officer would pay for this 36 month extension of coverage.

(2) Company-provided life insurance at five times base salary. Coverage may continue for 36 months for a termination following a Change in Control.

(3) This represents our cost for executive level outplacement counseling and services. As a comparison, non-represented employees that are eligible for severance benefits under the Income Protection Plan are also eligible for outplacement counseling and services, however, the duration of services vary by organization level.

DIRECTOR COMPENSATION

Compensation of Directors – Fiscal Year 2007

The following table provides information concerning the compensation of our non-employee directors for fiscal year 2007. Directors who are employees of Navistar receive no compensation for their services as directors or as members of board or a committee thereof. For a complete understanding of the table, please review the footnotes and the narrative disclosures that follow the table.

2007 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2) (3)	Option Awards ($) (4) (5)	All Other Compensation ($)	Total ($)
Y. Marc Belton	$147,000	$-	$14,413	$-	$161,413
Eugenio Clariond	106,500	25,277	14,413	-	146,190
John D. Correnti	105,750	15,638	14,413	-	135,801
Dr. Abbie J. Griffin	121,500	-	14,413	-	135,913
Michael N. Hammes	199,500	-	14,413	-	213,913
David D. Harrison	22,043	-	-		22,043
James H. Keyes	161,250	32,804	14,413	-	208,467
Southwood J. Morcott	126,000	-	14,413	-	140,413
Dennis D. Williams (6)	87,000	-	-	-	87,000

(1) Reflects the expense for stock awards in accordance with FASB Statement No. 123(R). The expense recognized for stock awards in 2007 also represents the grant date fair value of the awards as calculated under FASB Statement No. 123(R). See the accompanying consolidated financial statement in the company’s Annual Report of Form 10-K for the period ended October 31, 2007 for assumptions underlying valuation of equity awards.

(2) Under our Non-Employee Directors Deferred Fee Plan (“Deferred Fee Plan”), our directors who are not employees receive an annual retainer and meeting fees payable at their election either in shares of our common stock or in cash. A director may also elect to defer any portion of such compensation until a later date. Each such election is made prior to December 31st for the next succeeding calendar year. Eugenio Clariond, John D. Correnti, and James H. Keyes elected to defer some or all of their quarterly retainer fees and meeting fees in 2007 in restricted stock units. The amount of restricted stock deferred by Mr. Clariond, Mr. Correnti and Mr. Keyes in 2007 has been credited as stock units in an account under each of their names at the then current market price of our common stock. The respective units issued to Mr. Clariond and Mr. Correnti in 2007 will be distributed within 60 days after their separation from service with us. The respective units issued to Mr. Keyes in 2007 will be distributed to him within 60 days of the four year anniversary date of his separation from service with us. Mr. Clariond deferred his quarterly retainer fees and meeting fees and acquired a total of 777 deferred stock units. Mr. Correnti deferred all of his quarterly retainer fees and acquired a total of 467 deferred stock units. Mr. Keyes deferred all of his retainer fees and meeting fees and acquired a total of 996 deferred stock units. The dollar value of the deferred stock units was based on the closing price of our common stock on the date the shares were earned.

(3) The aggregate number of stock awards outstanding for each non-employee director as of October 31, 2007, including deferred stock units owned by Mr. Clariond, Mr. Correnti and Mr. Keyes, is indicated in the table below. All of these stock awards and deferred units are 100% vested.

Name	Stock Awards (#)
Y. Marc Belton	1,959
Eugenio Clarion	6,041
John D. Correnti	14,374
Dr. Abbie J. Griffin	2,119
Michael N. Hammes	2,979
James H. Keyes	16,424
Southwood J. Morcott	1,799

(4) Reflects the expense for stock option awards recognized by Navistar in 2007, in accordance with FASB Statement No. 123(R) with respect to the fair value of options granted in prior years that continue to be expensed under FASB Statement No. 123(R). See the accompanying consolidated financial statement in the company’s Annual Report of Form 10-K for the period ended October 31, 2007 for assumptions underlying valuation of equity awards. Since March 1, 2006, we have been subject to the blackout trading rules of Regulation BTR of the SEC which generally prohibit directors and executive officers of Navistar from engaging in any transaction involving company stock where participants in an individual account plan (such as a 401(k) plan) are temporarily prohibited from engaging in transactions in the company’s stock in their company-sponsored individual account plan. We were subject to Regulation BTR because of the delay in filing our 2007 financial results and inability to continue to offer our common stock as an investment option under our 401(k) plans. Because of this blackout, no stock option grant awards were made in 2007. At the request of the UAW, the UAW representative director. Dennis Williams, does not receive stock option grant awards.

(5) The aggregate number of stock options outstanding for each non-employee director as of October 31, 2007 is indicated in the table below.

Name	Total Stock Option Awards Outstanding at 2007 year End (#)	Option Awards Granted During 2007 (#)(a)	Grant Date Fair Value of Option Awards Granted During Year ($)
Y. Marc Belton	23,000	-	-
Eugenio Clariond	16,000	-	-
John D. Correnti	27,000	-	-
Dr. Abbie J. Griffin	18,500	-	-
Michael N. Hammes	16,500	-	-
James H. Keyes	16,000	-	-
Southwood J. Morcott	18,500	-	-

(a) Because of the Blackout Period, described in footnote 4 above, no stock option grant awards were made in 2007 to our directors.

(6) At the request of the UAW, the organization which elected Dennis D. Williams to the board, the entire cash portion of Mr. Williams’ annual retainer and attendance fees, are contributed to a trust which was created in 1993 pursuant to a restructuring of our retiree health care benefits. The dollar amount of the cash compensation contributed to the trust during 2007 was $87,000.

Director Fees and Equity Compensation

Annual Retainer:	$60,000 (25% of each director’s annual retainer is paid in the form of restricted stock each year.)

Lead Director Additional Annual Retainer:	$20,000 (Effective for fiscal year 2008.)

Attendance Fees:

$1,500 for each board or committee meeting attended (including any telephone meetings), and $1,500 per day for any special services performed at the request of a Committee Chair and/or Chairman of the board. We also reimburse directors for expenses related to attendance.

Committee Chairman Additional Annual Retainer:	$9,000 for the Chairman of Compensation, Nominating and Governance and Finance Committees, and $12,000 for the Chairman of the Audit Committee.

Committee Member Additional Annual Retainer:	$3,000 for members of the Audit Committee.

Stock Options:	4,000 shares annually. (The exercise price of these options is equal to the fair market value of our common stock on the date of grant. The options expire 10 years after the grant date.)

Other Benefits:

We also pay the premiums on directors’ and officers’ liability insurance policies covering the directors and reimburse directors for expenses related to attending director continuing education seminars.

Share Ownership Requirements For Non-Employee Directors

To encourage directors to own our shares, one-fourth of each director’s annual retainer is paid in the form of restricted stock each year. The stock is priced as of the date the first quarterly disbursement of the annual retainer is due. The restricted stock portion of the annual retainer will be provided pursuant to the 2004 Performance Incentive Plan. Our board suspended the requirement that at least one-fourth of the annual retainer be paid in the form of restricted stock each year during the period in which the directors are prohibited by the securities laws from acquiring shares of our common stock. Each director who has served on the board for at least five years is expected to own a minimum of 2,000 shares of common stock or deferred stock units.

Deferred Fee Plan For Non-Employee Directors

Under our Non-Employee Directors Deferred Fee Plan, directors may defer fees otherwise payable in the form of cash or restricted stock. The amount otherwise payable in cash may be deferred in cash or in deferred stock units. Any amount deferred in cash is generally paid to the director, with interest at the prime rate, at the date specified by the director at the time of his or her election to defer. The amount otherwise payable in restricted stock may be deferred in deferred stock units. Any amount deferred in deferred stock units is credited into the director’s account at the then current market price. Such units are generally distributed to the director in the form of our common stock at the date specified by the director at the time of his or her election to defer. Elections to defer are made in the calendar year prior to the year in which the fees are earned. Due to the Blackout Period described in footnote 4 above, non-employee directors were precluded from making an election to defer payment of all or a portion of their retainer and meeting fees in stock units for calendar year 2007.

Lead Director

On December 11, 2007, the board created the position of lead director and appointed Michael Hammes to serve in this position. Upon the recommendation of the nominating and governance committee, on February 19, 2008, the board approved an additional retainer of $20,000 per year for the lead director position.

Compensation Committee Internlocks and Insider Participation

None

CHANGES IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dismissal of Deloitte & Touche, LLP

On April 7, 2006, the audit committee of the board dismissed the company’s independent registered public accounting firm, Deloitte & Touche LLP (Deloitte). As of that time, the company had not completed its financial statements nor filed its Annual Report on Form 10-K for the fiscal year ended October 31, 2005, nor had the company filed its Quarterly Report on Form 10-Q for the quarter ended January 31, 2006. As a result of Deloitte’s dismissal as the company’s independent registered public accounting firm, Deloitte had not completed its audit nor had it issued its report with respect to the company’s financial statements for the fiscal year ended October 31, 2005.

The audit reports of Deloitte on the financial statements of the company as of and for the two fiscal years ended October 31, 2004 and October 31, 2003 neither contained any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles, except as described in the following sentence. The audit report of Deloitte on the company’s consolidated financial statements for the year ended October 31, 2004 indicated that, as described in Note 23 to such consolidated financial statements, the consolidated financial statements for the two fiscal years ended October 31, 2003 and October 31, 2002 had been restated. The management of the company, with the concurrence of the audit committee, concluded that the company’s previously issued audited financial statements and the independent auditors’ reports thereon for the years ended October 31, 2002 through 2004, and all quarterly financial statements for periods after November 1, 2002, should no longer be relied upon because of errors in such financial statements.

During the company’s fiscal years ended October 31, 2005 and October 31, 2004, and during the subsequent interim period through April 7, 2006, there was no disagreement between the company and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter of the disagreement in connection with its audit report.

There were no “reportable events” as that term is described in Item 304(a)(1)(v) of SEC Regulation S-K during the fiscal years ended October 31, 2005 and October 31, 2004, or during the subsequent interim period through April 7, 2006, except as described in the following paragraphs.

As disclosed on February 16, 2006, the board reassigned the company’s former Controller and principal accounting officer. The reassignment of the former Controller was in response to Deloitte having advised the audit committee that Deloitte was no longer willing to rely on the representations of the former Controller. Simultaneously with the reassignment of the company’s former Controller and principal accounting officer, the company also reassigned the former Treasurer of the company’s finance subsidiary, Navistar Financial Corporation (“NFC”), to a position within the company’s treasury department in response to Deloitte’s request that NFC’s former Treasurer no longer serve as an officer of NFC or of the company.

As described in the company’s Quarterly Report on Form 10-Q for the period ended July 31, 2005, the company concluded, as of that date, that there were material weaknesses in its disclosure controls and procedures due to the lack of a sufficient quantity of specialized accounting personnel at NFC. In addition, Deloitte previously identified the following weaknesses in the company’s internal controls that existed on October 31, 2004 and that in Deloitte’s judgment were considered to be material weaknesses: (i) the design of internal controls to appropriately apply certain generally accepted accounting principles at NFC, that resulted in a restatement of the financial statements; (ii) the lack of timely resolution of outstanding reconciling items in NFC’s collection (suspense) account reconciliations; and (iii) the lack of sufficient controls to enable the company to previously identify and reconcile in a timely fashion accounts payable recorded by its Mexican manufacturing operations.

In connection with the company’s ongoing review of accounting matters in connection with the preparation of its financial statements for fiscal 2005, Deloitte identified a number of accounting issues that warranted further examination and review. The outcome of any such examination and review might or might not have led Deloitte to expand the scope of its audit had it continued as the company’s independent registered public accounting firm. Deloitte also requested that the company’s audit committee initiate an investigation into the propriety of accounting and auditing confirmation matters relating to vendor rebates in fiscal 2005. The results of those investigations might or might not have caused Deloitte, had it remained the company’s independent registered public accounting firm, to expand the scope of its audit or to conclude that the company’s internal controls have a material weakness.

The company has authorized Deloitte to respond fully to inquires of the successor independent registered public accounting firm concerning the subject matter of the foregoing.

The company had requested that Deloitte furnish it with a letter addressed to the SEC stating whether Deloitte agrees with the above statements made by the company.

Deloitte’s response letter to the company’s original Form 8-K, dated April 25, 2006, was attached as Exhibit 16 to the company’s Form 8-K/A filed on April 28, 2006 and Deloitte declined to respond to the items set forth in the company Form 8-K/A filed September 13, 2006 amending its original Form 8-K filing dated April 25, 2006.

Engagement of New Accountants

On April 6, 2006, the audit committee approved the retention of KPMG LLP (“KPMG”) as the company’s independent registered public accounting firm with respect to the audit of the company’s financial statements for its fiscal years ended October 31, 2005 and October 31, 2006.

During the company’s fiscal years ended October 31, 2005 and October 31, 2004, and during the subsequent interim period preceding the engagement of KPMG, the company did not consult with KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the company’s financial statements, and neither a written report was provided to the company nor oral advice was provided that KPMG concluded was an important factor considered by the company in reaching a decision as to any of the accounting, auditing or financial reporting issues; or (ii) any matter that was either the subject of a disagreement, as that term is defined in paragraph 304(a)(1)(iv) of SEC Regulation S-K, or a reportable event required to be reported under paragraph 304(a)(1)(v) of SEC Regulation S-K.

In connection with the engagement of KPMG, the company disclosed to KPMG the nature of the accounting items then under review by the company and the matters described above, including the reportable event disclosed therein.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own beneficially more than ten percent of a registered class of our equity securities to file reports of holdings and transfers of company stock with the SEC and to provide copies of those reports to Navistar. Based solely on our review of copies of those reports received by us or written representations that all such reports were timely filed, we believe that our directors, executive officers and greater than ten beneficial percent stockholders made all required filings on time except that Ms. Cochran filed in 2007 an amended Form 4, 589 days late reporting the award of 637 premium share units (earned in connection with meeting the stock ownership requirements under our executive stock ownership program) that inadvertently was not reported in the original Form 4 filing.

Availability of Form 10-k and Annual Report to Stockholders

The company is providing an Annual Report to stockholders who receive this proxy statement. The company will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees, and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, which also contains the company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007 (not including documents incorporated by reference) are available without charge to stockholders upon written request to Navistar c/o the Corporate Secretary at 4201 Winfield Road, P.O. Box 1488, Warrenville, IL 60555. You may review the company filings with the SEC by visiting the company’s website at http://ir.navistar.com (click on “Filings”).

Matters Raised at the Meeting not Included in this Proxy Statement

We do not know of any matters to be acted upon at the meeting other than those discussed in this proxy statement. If any other matter is presented, proxy holders will vote on the matter in their discretion.

ADMISSION & TICKET REQUEST PROCEDURE

Admission

Admission is limited to stockholders of record on July 22, 2008 or a stockholder’s authorized proxy holder or a representative. In each case, the individual must have an admission ticket and valid photo identification to be admitted to the meeting. In addition, share ownership will be verified.

Admission Ticket for Registered Holders

•	If your Navistar shares are registered in your name and you received your proxy material by mail, an admission ticket is attached to your proxy card.

•

If your Navistar shares are registered in your name and you received or accessed your proxy materials electronically over the Internet, and you plan on attending the meeting, click the appropriate box on the electronic proxy card or follow the telephone instructions and when prompted, “if you plan to attend the meeting in person,” press 1, and an admission ticket will be held for you at the registration desk at the Annual Meeting. You will need a valid photo identification to pick up your ticket.

Admission Ticket for Beneficial Holders

•

If your Navistar shares are held in a bank or brokerage account you may obtain an admission ticket in advance by submitting a request by mail to Curt A. Kramer, Corporate Secretary, 4201 Winfield Road, P.O. Box 1488, Warrenville, IL 60555 or by facsimile to (630) 753-3982

Ticket Request Deadline

Ticket requests for all Beneficial Holders and for Beneficial Holders and Registered Holders appointing a representative to attend and/or vote on his/her behalf, must include all information specified in the applicable table below and be submitted in writing and received by the company on or before August 15, 2008. No requests will be processed after that date.

To Submit Request

Submit requests by mail to Curt A. Kramer, Corporate Secretary, 4201 Winfield Road, P.O. Box 1488, Warrenville, IL 60555 or by facsimile to (630) 753-3982. Ticket requests by telephone will not be accepted.

Authorized Proxy Representative

A stockholder may appoint a representative to attend the meeting and/or vote on his/her behalf. The admission ticket must be requested by the stockholder but will be issued in the name of the authorized representative. Individuals holding admission tickets that are not issued in their name will not be admitted to the meeting. Stockholder information specified below and a written proxy authorization must accompany the ticket request.

Registered Stockholders (if appointing a representative to attend and/or vote on his/her behalf)	Beneficial Holders

For ownership verification provide:

•   name(s) of stockholder

•   address

•   phone number

•   social security number and/or stockholder account number; or

•   a copy of your proxy card showing stockholder name and address

For ownership verification provide:

•   a copy of your July/August brokerage account statement

•   showing Navistar stock ownership as of the record date (7/22/08);

•   a letter from your broker, bank or other nominee verifying your record date (7/22/08) ownership; or

•   a copy of your brokerage account voting instruction card showing stockholder name and address

Also include: • name of authorized proxy representative, if one appointed • address where tickets should be mailed and phone number	Also include: • name of authorized proxy representative, if one appointed • address where tickets should be mailed and phone number

NAVISTAR INTERNATIONAL CORPORATION 4201 WINFIELD ROAD P.O. BOX 1488 WARRENVILLE, IL 60555 BROADRIDGE FINANCIAL SOLUTIONS, INC. ATTENTION: TEST PRINT 51 MERCEDES WAY EDGEWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE-1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies in the same manner as if you had executed a proxy card

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Navistar International Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery. Please visit our Investor Relations Website at http://ir.navistar.com

123,456,789,012.00000

	☒	PAGE 2 OF 2
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:		NAVST1	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NAVISTAR INTERNATIONAL CORPORATlON	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2	☐	☐	☐	_________________________________________

Vote on Directors

1. ELECTION OF DIRECTORS

Nominees:

01) Y. Marc Belton 02) Eugenio Clariond 03) John D. Correnti 04) Terry M. Endsley 05) Dr. Abbie J. Griffin	06) Michael N. Hammes 07) David D. Harrison 08) James H. Keyes 09) Steven J. Klinger 10) Daniel C. Ustian

Vote on Proposal

					For	Against	Abstain
2. Vote to ratify the selection of KPMG LLP as our independent registered public accounting firm.					☐	☐	☐

The foregoing items of business are more fully described in the Proxy Statement accompanying this card. The Board of Directors of the Company has fixed the close of business on July 22, 2008, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof.

This proxy is solicited on behalf of the company’s Board of Directors. The shares represented by this proxy will be voted in accordance with the instruction given by the undersigned Stockholder(s). The Board of Directors recommends a vote For each of the above proposals.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐		Yes	No
				Please indicate if you plan to attend this meeting.	☐	☐

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

				HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

		P66395			123,456,789,012 63934E108 24
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

ADMISSION TICKET

(Not Transferable)

NAVISTAR INTERNATIONAL CORPORATION

2008 Annual Meeting of Stockholders

Friday, September 5, 2008

10:00 a.m. Central Daylight Time

Hyatt Lisle Hotel

1400 Corporetum Drive

Lisle, Illinois 60532

PHOTO IDENTIFICATION WILL BE REQUIRED

Please present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder listed on the reverse side and is not transferable.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report and Form 10-K Wrap are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

NAVISTAR INTERNATIONAL CORPORATION

PROXY AND VOTING INSTRUCTION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS - SEPTEMBER 5, 2008

At the Annual Meeting of Stockholders of Navistar International Corporation (the “company”) on September 5, 2008, or at any adjournments thereof, the undersigned hereby appoints Daniel C. Ustian, Terry M. Endsley and Steven K. Covey, and each of them, proxies with power of substitution to vote, as indicated on the matters set forth on the reverse side hereof and in their discretion upon such other business as may properly come before the meeting.

This card also serves to instruct the trustee of each defined contribution plan sponsored by the company or any of its subsidiaries how to vote the shares of the company’s stock credited to the accounts of the undersigned under any such plan at the close of business on July 22, 2008, as directed herein on the matters listed on the reverse side, and, in their discretion, on any other matters that may come before the meeting. To the extent that the trustee has not received the directions from the undersigned by August 29, 2008, the trustee will act in accordance with the employee benefit plan documents.

You are encouraged to specify your choices by marking the appropriate boxes. However, if you wish to vote in accordance with the Board of Directors’ recommendations, simply sign and return this card.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

Address Changes/Comments: ______________________________________________________________

________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE